Exhibit 1

2019 Annual Review & Sustainability Report Help when it matters.

Help when it matters. Our commitment to helping started in 1817 when Westpac first opened its doors, helping to build a fledgling colony’s diversified economy and its own currency. Helping is at the heart of what we do and is central to our vision to become one of the world’s great service companies. Whether it’s helping customers buy and pay off their homes, manage their finances or kick start a business – or by supporting them in times of change or difficulty – we are there to help in the moments that matter. By getting service right, customers benefit, the community benefits and shareholders benefit. Cover image and this page: Westpac’s 2019 ‘Baker of Beirut’ campaign. Watch the ad at www.westpac.com.au Westpac Banking Corporation ABN 33 007 457 141

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2 WESTPAC GROUP

Westpac's 2019 Reporting Suite.

Westpac's annual reporting suite brings together the Group's financial, non-financial, risk and sustainability performance for the year, as well as other shareholder information. It includes the key disclosures listed below under the heading of the primary area of focus (noting there is some overlap). This Annual Review and Sustainability Report brings together key elements of the entire suite.

Financials

- ANNUAL REPORT
- 2019 FULL YEAR FINANCIAL RESULTS
- FY19 INVESTOR DISCUSSION PACK
- PILLAR 3 REPORT

Governance

- CORPORATE GOVERNANCE STATEMENT
- REMUNERATION REPORT (PART OF ANNUAL REPORT)

Sustainability

- SUSTAINABILITY PERFORMANCE REPORT

ANNUAL REVIEW AND SUSTAINABILITY REPORT

NAVIGATION ICONS

Read more or refer to another report for information.

Watch this video

Case study

Annual General Meeting

Westpac's Annual General Meeting (AGM) will be held at 10am (Sydney time) on Thursday, 12 December 2019 at:

International Convention Centre Sydney
Darling Harbour Theatre,
Level 2, 14 Darling Drive
Sydney NSW 2000

The AGM will be webcast live and available via on Westpac's website at **www.westpac.com.au/investorcentre**.

Additional reporting information

Visit our Investor Centre at **www.westpac.com.au/investorcentre**.

www.westpac.com.au/2019annualreport

All figures in this Review are on a cash earnings basis and are for the 12 months ended 30 September 2019 unless otherwise indicated. All comparisons are against results for the 12 months ended 30 September 2018 unless otherwise indicated. All dollar amounts are in Australian dollars unless otherwise indicated.
For an explanation of cash earnings and reconciliation to reported results, refer to the Group's 2019 Full Year Financial Results announcement.

2019 ANNUAL REVIEW & SUSTAINABILITY REPORT CONTENTS 3 Contents. Case study, page 23 38. Executive Team 174c $907bn ABOUT WESTPAC 04. 06. 2019 Year About in review Westpac 08. Our Strategy REPORT & LETTER 10. Chairman’s Report 16. CEO Shareholder Letter SUSTAINABILITY 26. Building a sustainable future YEAR IN REVIEW HIGHLIGHTS CUSTOMERS 1% CASH EARNINGS PER SHARE 14.2m198.2c16% DIVIDENDS PER SHARE TOTAL ASSETS3% Case study, page 21 GOVERNANCE 36. Board of Directors 40. Remuneration 42. Five-year summary 44. Financial calendar

ABOUT WESTPAC 4 2019 YEAR IN REVIEW WESTPAC GROUP 2019 Year in review. HELPING Customers 2019 has been a significant year for Westpac. It has been a period of industry change: of a Royal Commission; of heightened regulatory scrutiny; of increased competition; of ongoing digital adoption; and of a shifting economic environment. We’ve faced into these developments by stepping up on our programs of work to address the issues, investing more in risk and compliance, and refunding customers where we’ve got it wrong. These programs of work are a significant and necessary investment that will strengthen our business for the long term and deliver improved outcomes for customers, for our employees, for shareholders and for the community. Against this backdrop, Westpac reported cash earnings of $6,849 million for the year, down 15% on 2018. Costs of our investment in compliance and regulatory change along with provisions associated with customer remediation payments and costs accounted for the majority of the decline, although the effects of competition and a slowing economy also contributed. In particular, we have experienced reduced interest margins, slower growth and a reduction in wealth management and insurance income. However, our balance sheet remains strong across capital, liquidity, funding and asset quality. Our common equity tier 1 capital ratio remains above APRA’s unquestionably strong benchmark, key liquidity ratios are ahead of regulatory minimums and we have maintained a sound funding mix. 2019 performance is discussed in more depth in the Chairman’s Report and CEO Letter. Supporting customers and businesses in Australia and New Zealand. CUSTOMERS 14.2m 1% CUSTOMER DEPOSITS $525bn TOTAL BUSINESS LENDING $152bn AUSTRALIA $32bn NEW ZEALAND ($NZ) 1% TOTAL HOME LENDING $449bn AUSTRALIA $52bn NEW ZEALAND ($NZ) DIGITALLY ACTIVE CUSTOMERS 5.8m See Chairman’s Report and CEO Letter for more on 2019 performance.

ABOUT WESTPAC
2019 ANNUAL REVIEW & SUSTAINABILITY REPORT
5

SUPPORTING Shareholders



Returning value to Westpac's 610,000+ shareholders, the majority being Australian individuals and super funds.

CASH EARNINGS PER SHARE
198.2c ↓16%

CASH RETURN ON EQUITY
10.8% ↓225 BPS

DIVIDENDS PER SHARE
174c

EXPENSE TO INCOME RATIO
48.6%

NET TANGIBLE ASSETS PER SHARE
$15.36

ENGAGING Employees



Building a future-ready workforce with a culture focused on service and doing the right thing.

EMPLOYEES FTE[1]
33,288

PAID TO EMPLOYEES
$5.0bn

WOMEN IN LEADERSHIP ROLES[2]
50%

EMPLOYEE COMMITMENT[3]
71%

1. Full time equivalent. 36,311 headcount.
2. Proportion of women (permanent and maximum term) in leadership roles across the Group, including the CEO, Group Executives, General Managers, senior leaders with significant influence on business outcomes (direct reports to General Managers and their direct reports), large (3+) team people leaders three levels below General Manager, and Bank and Assistant Bank Managers.
3. Employee Commitment Index measured monthly, six month rolling average.

CONTRIBUTING TO Communities



Helping to create a prosperous nation for the benefit of all.

COMMUNITY INVESTMENT[4]
$130m

CLIMATE CHANGE SOLUTIONS
$9.3bn COMMITTED EXPOSURE

TO FACILITATE CLIMATE SOLUTIONS[5]
$3.6bn

INCOME TAX PAYMENT
$3.0bn

BANK LEVY
$391m

4. Excludes commercial sponsorships.
5. Climate bonds and other green debt instruments.

See our broader economic contribution on page 9 of this report.

ABOUT WESTPAC 6 ABOUT WESTPAC WESTPAC GROUP About Westpac. responsible for the Group’s insurance mortgage insurances. Note: % contribution adds up to 112% because Group Businesses recorded negative cash earnings (mostly head office activities, and are not shown here). Supporting customers through four divisions. Contribution to Group cash earnings. Founded in 1817, Westpac is Australia’s first bank and oldest company. Westpac is one of four major banks in Australia and one of the largest banks in New Zealand. We provide a broad range of consumer, business and institutional banking and wealth management services to over 14 million customers through a portfolio of financial services brands and businesses. At 30 September 2019, our market capitalisation was $103 billion with over $907 billion of total assets. See full descriptions of our divisions in our 2019 Annual Report and performance in our 2019 Full Year Results. Consumer Serves the banking needs of consumer customers in Australia. Consumer is also business, which covers the manufacture and distribution of life, general and lenders 48% Business Serves the banking needs of small-to-medium enterprises and commercial and agribusiness customers across Australia. Business is also responsible for specialist auto and equipment finance, Private Wealth, the manufacture of investments, superannuation and retirement products as well as wealth administration platforms. 35% Westpac Institutional Bank Delivers a broad range of financial services to commercial, corporate, institutional and government customers operating in and with connections to Australia and New Zealand. 15% Westpac New Zealand Delivers banking, wealth and insurance services for consumer, business and institutional customers across New Zealand. 14%

ABOUT WESTPAC 2019 ANNUAL REVIEW & SUSTAINABILITY REPORT  7 HOUSEHOLD DEPOSIT MARKET SHARE1 MORTGAGE MARKET SHARE2 BUSINESS CREDIT MARKET SHARE2 WEALTH PLATFORMS MARKET SHARE3 CONSUMER LENDING MARKET SHARE4 DEPOSIT MARKET SHARE4 1. APRA Banking Statistics, September 2019 2. RBA Financial Aggregates, September 2019. 3. Strategic Insights July 2019, All Master Funds Admin. 4. RBNZ, September 2019. Our portfolio of brands. We focus on our core markets to help meet the financial needs of customers. MARKET SHARE 22% AUSTRALIAN 23% AUSTRALIAN 17%AUSTRALIAN 18%AUSTRALIAN 18%NEW ZEALAND 18%NEW ZEALAND Pacific

ABOUT WESTPAC 8 OUR STRATEGY WESTPAC GROUP Our Strategy. best-in-class service experience • Maintain a strong and differentiated brand portfolio focus on delivery Our company values Supporting our customer-focused strategy is a strong set of company-wide values See the CEO letter for a more detailed progress update. Vision Strategic Priorities To be one of the world’s great service companies, helping our customers, communities and people to prosper and grow. Customer Franchise • Deliver great customer outcomes with a • Enable channels to work together seamlessly • A highly engaged workforce with a renewed Digital transformation • Strengthen our data infrastructure and capabilities • Transform our platforms • Strengthen digital partnerships to efficiently close capability gaps • Create superior digital experiences for customers Performance disciplines • Be the best-managed bank in the sector across the dimensions of growth, productivity, return and strength • ‘Get it right, put it right’ initiative • Enhance execution proficiency • Drive structural cost reduction

ABOUT WESTPAC 2019 ANNUAL REVIEW & SUSTAINABILITY REPORT  9 Westpac’s focus is on continuing to grow the value of our franchise by increasing customer numbers and building stronger and deeper customer relationships. This focus is supported by our unique portfolio of financial services brands that gives us the flexibility to meet the needs of a broader range of customers. financial decisions by being there most to them Performance Report for Integrity We earn trust by demonstrating the highest standards of honesty and ethical behaviour Service We are here to help and delight our customers One Team We collaborate to deliver the best outcomes for our customers and the company overall Courage We challenge the status quo and find a way to make things better Achievement We strive for excellence and deliver results 2019 Progress Sustainability Priorities PROGRESS • # 1 Commercial, SME & Micro NPS • # 3 Consumer NPS; closing gap to #1 • Strong service ethos and disciplines • ‘Help when it matters’ brand campaign supporting customer growth PROGRESS • Customer Service Hub rolled out for Westpac first party mortgages • Panorama build complete; fastest-growing platform in market ($23bn in FUA) • New Payments Platform complete; c. 40% of all payments in the market • No Severity 1 incidents in FY19 PROGRESS • New customer based management structure across States • Significant investment in 1st and 2nd line risk and compliance systems and capabilities • Exited financial planning business • $405m in productivity savings Helping people make better Helping people when it matters Helping people create a prosperous nation See our Sustainability more information.

REPORT 10 CHAIRMAN’S REPORT LINDSAY MAXSTED WESTPAC GROUP Chairman’s Report A challenging period for the financial services sector, and for Westpac. have been rated the most sustainable bank in Australia (and rated 9th in world) by the Dow Jones Sustainability Index. Noting our overall position, we do however face a number of challenges. Over the last 12 months we have faced into these, sought to work through the issues and commenced a number of programs to further strengthen our position – particularly in enhancing our approach to governance and risk management. We will continue to do so. A challenging year This year has been a challenging period for the financial services sector, and for Westpac. At an industry level, the repercussions from the Royal Commission into Misconduct in the Banking, Superannuation and Financial Services Industry (Royal Commission) have continued, self-assessments into governance, culture and accountability have been completed, and there has been an increase in regulatory actions and remediation costs. The operating environment has also become more difficult with lower economic growth, historically low interest rates, and even more competition from international banks, non-banks and niche players. Despite the challenges presented by the environment, our capital remains above the Australian Prudential Regulation Authority’s (APRA) unquestionably strong benchmark, our funding and liquidity is sound, and our customer franchise is healthy with a market share of around 20% across most of the major segments in which we operate. At the same time we Royal Commission Last year in my letter to you I spoke about the impact of the Royal Commission and the lessons for Westpac. These were: 1. that we were slow to focus on non-financial risks such as conduct, compliance and reputation; 2. we did not fully appreciate the underlying risks in the financial planning business; and 3. that some remuneration arrangements inadvertently contributed to poor behaviour.

REPORT 2019 ANNUAL REVIEW & SUSTAINABILITY REPORT  11 Having identified many of our shortcomings last year, our focus this year has been on fixing the issues and beginning to restore the trust that you and customers have placed in us. Dealing with these lessons in reverse order, we have already made a number of changes in remuneration across the organisation to reduce potential conflicts and ensure the right incentives are in place for employees. We’ve also made changes to executive remuneration – which I discuss further below. In relation to the second lesson, in March this year, following a detailed review, we announced our decision to exit the financial planning business. As part of this change we ceased providing personal financial advice by salaried financial advisers under our own brands and discontinued the practice of enabling independent advice groups to operate under our licence. On non-financial risks, in addition to some of the findings of the Royal Commission we completed a detailed analysis through our Culture Governance and Accountability (CGA) self-assessment. This report was produced for the Board and APRA and provided a thorough assessment of our strengths and weaknesses in risk culture, governance and accountability. The report was prepared by a dedicated team supported by Oliver Wyman (a global independent expert in financial services) and is available on our website. The CGA self-assessment indicated that “Westpac’s governance, accountability and culture settings, in their totality generally support sound management of the Group’s non-financial risks.” The report also highlighted that “Westpac’s management of non-financial risks… remains generally less mature than its management of financial risks and this factor is likely near, or at the root cause of many of Westpac’s non-financial risk related issues.” In other findings, the report indicated that some of Westpac’s strengths had side effects that impacted the Group’s culture. For example, the Group’s strong focus on financial risk has contributed to an “organisational imperative for safety” and a tendency to over-analyse issues. On the face of it this could be a strength for a large financial institution however, these characteristics have also meant that we have tended to be slow in decision-making and weak on execution. Enhancing Governance In response to the findings of our CGA self-as sessment, we have commenced a detailed program of work to fix the issues. This work is also aligned with our Royal Commission Response plan. While there is still much to do we have nevertheless made significant progress: • Of the 45 recommendations in our CGA self-assessment, 40% have now been implemented. • Of the 49 Royal Commission recommendations that require action by us, 11 have been implemented and progress is underway with a further 11. The remaining 27 recommendations require further clarity or legislative change before we can fully progress but we are doing all we can now. I want to highlight that the Board sees these changes as a positive and necessary investment in Westpac’s long-term sustainability and we are monitoring progress closely. However I do not want to underestimate the task ahead of us. It is complex and it will take some time before we can claim completion. That said, we are determined to invest what is necessary to complete our plans and build an even more sustainable organisation. Shareholders should also be aware that the increase in scrutiny may result in further regulatory action and litigation against your company. We will continue to investigate these matters fully and impartially and where we recognise we have done the wrong thing we will take responsibility; and if customers have been affected we will put things right. There will at times however be genuine disagreement with regulators and in those cases we will continue to engage constructively. OTHER EXPENSES IMPAIRMENT CHARGES Sharing returns WHERE WESTPAC’S REVENUE GOES 4% 3% 29% 15% 25% 24% $20.6bn1 2019 REVENUE $6.0bn DIVIDENDS $5.0bn STAFF EXPENSES $5.1bn MOSTLY SUPPLIERS $3.0bn 30.4% INCOME TAX RATE $0.7bn RETAINED FOR GROWTH $0.8bn 1. Reported profit basis.

REPORT
12 CHAIRMAN'S REPORT LINDSAY MAXSTED WESTPAC GROUP

CASE STUDY
Royal Commission

Westpac's Royal Commission response.

PROGRESS


IMPLEMENTATION UNDERWAY
LEGISLATIVE/REGULATORY ACTION REQUIRED
49
11
27
11
76
RECOMMENDATIONS
27
IMPLEMENTED
NO ACTION REQUIRED BY WESTPAC

Change is underway across Westpac as we respond to the findings of the Royal Commission into Misconduct in the Banking, Superannuation and Financial Services Industry (Royal Commission).

The Royal Commission highlighted a number of shortcomings across the financial system, including in the management of non-financial risks, employee incentive models and the treatment of customers. Released in February 2019, the Final Report made 76 recommendations to address the shortcomings, 49 of which presently apply to Westpac.

Westpac has taken important lessons from the findings and we are taking action, alongside other programs and initiatives – including our Culture, Accountability and Governance self-assessment action plan – to strengthen our management of non-financial risk, improve culture and enhance our handling of complaints.

With Group Executive accountability and Board oversight, Westpac's Royal Commission response is well underway and a dedicated team is coordinating the implementation of all the recommendations applicable to Westpac.

Response plan progress

Of the 49 Royal Commission recommendations that presently apply to Westpac:

- 11 have been implemented. We have either established new practices and procedures to meet recommendations or we have existing practices consistent with the recommendations
- 11 are being implemented. Implementation work is in progress to meet recommendations. Some recommendations will require legislative or regulatory action before implementation can be completed
- 27 require legislative or regulatory action before implementation can commence. We are undertaking preparatory work where possible, including through participation in Government consultation

See Westpac's website at www.westpac.com.au for more on the progress of our Royal Commission response plan and details of the recommendations.

REPORT 2019 ANNUAL REVIEW & SUSTAINABILITY REPORT 13 Our financial performance was disappointing... although our balance sheet, liquidity and credit quality remain strong. Financial Performance This year our financial performance was disappointing. While we have continued to grow the balance sheet, and customer numbers, the significant costs associated with remediating customers, improving governance and responding to regulatory change have contributed to a reduction in earnings. Brian will deal with financial performance in more detail in his letter but let me cover the key points. Reported net profit in Full Year 2019 was $6,784 million down from $8,095 million in 2018. Cash earnings (our preferred measure of performance) for the year ended 30 September 2019 was $6,849 million, 15% lower than the 2018 financial year. To put performance in perspective, of the $1,216 million decline in cash earnings, $849 million was due to higher costs associated with customer remediation and costs associated with exiting financial planning, what we have called ‘notable items’. The remaining decline was mainly due to lower interest margins, a decline in wealth management and insurance revenue and increased regulatory and compliance costs. On the balance sheet, liquidity, funding and credit quality remain strong. Our key liquidity ratios continue to remain comfortably above regulatory minimums and we have maintained a sound funding mix. Credit quality has continued to be a highlight with all elements of the portfolio in good shape. The ratio of stressed assets to total committed exposures has remained near cyclical lows at 1.20%, while impaired assets represent just 0.25% of total lending. There has been some increase in consumer delinquencies over the last couple of years consistent with the softening in the economy but this is not unexpected. In setting the dividend, the Group seeks to maintain a payout ratio that is sustainable, which we currently assess as being around 70–75%. While the final dividend payout ratio is above this level, if we exclude the notable items referred to earlier, the payout ratio, on a cash earnings basis is 71%. It is also worth highlighting that the Bank Levy has continued to weigh on earnings and on returns to shareholders. This year, the Bank Levy was equivalent to around 8 cents per share (4 cents per share each half). The Bank Levy is based on the size of certain liabilities, not on earnings. Accordingly, while earnings were lower this year, the Bank Levy was higher. The final ordinary dividend will be paid on 20 December 2019 with the record date of 13 November 2019. Capital Reflecting our priority for strength, Westpac has materially strengthened its capital position over many years with our ordinary equity almost doubling since 2009 while our asset base has increased by closer to 50% – a material reduction in gearing. Our CET1 capital ratio started the decade below 7% and at September 2019 was 10.67%. Despite this position, the lower earnings and a variety of changes in the calculation of the components of the CET1 capital ratio (CET1 capital and risk weighted assets) has meant that, absent any action on our behalf, we would not have had a sufficient buffer above APRA’s unquestionably strong benchmark of 10.5%. As a result, the Board has taken the decision to raise capital through an institutional placement and a share purchase plan to raise around $2.5 billion. The raising is expected to lift the Group’s capital ratios by around 58 basis points giving us extra capacity to support customers, including if the economy weakens, while increasing the buffer for any additional factors that may impact capital in the period ahead, including regulatory actions, litigation or changes in APRA or RBNZ capital requirements. Remuneration At our 2018 AGM, we received a significant vote against the adoption of our 2018 Remuneration Report and, as a result, incurred a ‘first strike’. In accordance with Australia’s Corporations Act, if we receive a ‘second strike’ against our 2019 Remuneration Report, a separate resolution must be put to shareholders at the 2019 AGM asking if they wish to hold an extraordinary general meeting, known as a ‘spill meeting’. I and the Board recognise that our decisions on executive remuneration in 2018 were not in line with shareholder expectations. In response, we have consulted extensively over the year to better understand shareholder views and act on their feedback. We met with groups of individuals with the help of the Australian Shareholders’ Association and we held a number of meetings with institutional shareholders and advisory groups. I have also received significant correspondence from shareholders. I greatly appreciate the time that shareholders have taken to share their thoughts directly with me and your Board. Dividends The Board also took the difficult decision this half to reduce the final 2019 dividend to 80 cents per share, fully franked. This is a 15% reduction on both the final 2018 dividend and the interim 2019 dividend of 94 cents per share. This dividend represents a final dividend pay-out ratio of 79% and a dividend yield of 5.4% (before franking). This brings the full year dividend to 174 cents per share, down from 188 cents per share in 2018. There were a number of factors that led to the decision to reduce the dividend and we recognise the impact on shareholders, but as a Board we must continue to prioritise strength and make decisions that we believe are in the best long-term interests of the company.

REPORT
14 CHAIRMAN'S REPORT LINDSAY MAXSTED WESTPAC GROUP

CASE STUDY
Culture, Governance and Accountability Self-assessment

Read more about the CGA self-assessment in the 2019 Full Year Results Investor Discussion Pack.

Strengthening culture, governance and accountability.

Change is under way to strengthen Westpac's management of non-financial risk, approach to customer complaints and our culture.

Read more about the CGA self-assessment in the 2019 Full Year Results Investor Discussion Pack.

Following the request from the Australian Prudential Regulation Authority (APRA), Westpac completed a Culture, Governance and Accountability (CGA) self-assessment in November 2018. It examined Westpac's risk culture, governance and accountability frameworks and practices, and their impact on the management of non-financial risks.

As well as highlighting a number of strengths across the Group, the CGA self-assessment identified some shortcomings and proposed recommendations across five key areas. 40% of the actions on Westpac's action plan, which is sponsored by the Chief Risk Officer and overseen by the Board, have been implemented and the entire plan is on-track to be finalised by 2021[1].

	Changes include:
Board and executive governance Governance is being strengthened by enhancing Board and executive reporting, meeting effectiveness, management of non-financial risks and the Group's governance structures.	• Introduced changes to our Board and Committee reporting to provide clearer identification of principal risks, issues, options and assumptions, as well as enhancing reporting on non-financial risks, particularly in relation to customer complaints
Customer Through our centralised Customer and Corporate Relations division and complaints strategy, we are changing our complaints culture and making things better for customers.	• Resetting the perception of complaints through Group-wide Navigate program, customer complaints training and 'Spot It, Log It, Own It' campaigns • Improved Group-wide complaints policy, framework and standards • Increasing accountability for customer complaints through specific KPIs in Executive and General Manager scorecards • Using complaints data to identify root causes and use insights in product reviews
Risk and compliance Strengthening Westpac's three lines of defence and risk operating models by increasing clarity and accountability and enhancing risk infrastructure.	• New Risk Management Framework with three lines of defence and risk culture at its centre • Introducing a more comprehensive risk "taxonomy" (catalogue of risks) to aid risk assessment, measurement, mitigation and reporting • Comprehensive review of our three lines of defence operating model • Clarification of roles and responsibilities in each line of defence
Remuneration and accountability Strengthening conduct by clarifying accountability, enhancing remuneration practices and rewarding the right behaviours.	• New business structure focussed on customer segments • Implemented Banking Executive Accountability Regime in 2018, including statements of responsibility for all key direct reports of Accountable Persons • Various changes to executive remuneration following shareholder feedback[2]
Culture Building a stronger culture of service with a particular focus on leadership, skills and behaviours.	• New leadership development programs, including a program for Business Leaders and their direct reports focusing on better execution, accountability and culture leadership • Simplified 'Our Service Promise' in June 2019, to make service expectations clearer • Centralised the way we investigate concerns and introduced a new online system with a simplified user experience. We also updated our whistleblower program to reflect legislative changes that took effect in July 2019.

1. Three out of the 45 (7%) recommendations are culture recommendations which will be ongoing and do not have a target closure date. As at 1 November, 2019.
2. At Westpac's 2018 Annual General Meeting, shareholders voted against the Remuneration Report.

REPORT 2019 ANNUAL REVIEW & SUSTAINABILITY REPORT 15 Remuneration outcomes reflect accountability for performance. In my letter to shareholders accompanying the interim dividend earlier this year, I explained that the key concern of shareholders was that your Board did not apply sufficient discretion to short-term variable reward (STVR) outcomes in 2018, given Westpac’s flat financial performance in 2018 and the significant risk and reputation matters that arose. Shareholders also provided feedback on the overall quantum of executive pay, the use of a fair value allocation methodology to determine the award value of long-term variable reward and the lack of variability in short-term variable reward to executives over time. In response to this feedback, combined with your Board’s assessment, we made a number of changes to executive remuneration outcomes this year. The remuneration report discusses these in more detail, however the key features of remuneration in 2019 include: • The CEO has not received any STVR this year. At the same time, the CEO has had no increase in his base pay, and indeed he has not had an increase in his base pay since he commenced the role in 2015. • Group Executives received between 0% and 83% of their STVR. • The Board used its discretion to apply downward remuneration adjustments to two Group Executives and two former Group Executives in response to material risk and compliance matters that impacted the Group. These adjustments reduced 2019 STVR outcomes to zero for the two former Group Executives. Many of these adjustments related to events from prior periods. In addition, the Board exercised its discretion to apply downward adjustments to a portion of deferred STVR for two former Group Executives. • No LTVR vested for the CEO and Group Executives in 2019 as performance hurdles were not met. These awards typically make up around one third of each of the CEO’s or a Group Executive’s total remuneration; and • Director base fees were reduced by 20% for all current Non-executive Directors for the 2019 financial year. Changes have also been made to 2020 remuneration structures including the removal of fair value allocation methodology (and moving to face value) to determine the number of performance share rights issued under the LTVR to the CEO and Group Executives. This change contributes to a reduction in the total target remuneration of the CEO and Group Executives by 23% and 12.5%, respectively. We will continue to assess our approach to remuneration, taking into account shareholder feedback and new requirements which are being developed by APRA. Further details on Westpac’s 2019 performance, governance and remuneration outcomes, is available in our 2019 Annual Report and our Annual Review and Sustainability Report. The Board’s commitment In closing, I would like to reiterate a point from last year’s report; that your Board is here to represent shareholders and we shall unashamedly continue to do so, including striving to provide you with the best possible returns on your investment over the long-term. We recognise that we still have work to do to rebuild the platform that will improve Westpac’s sustainability and restore the trust that you, the community and customers have placed in us – our role will be to ensure that the plans we have put in place will be followed through. Finally, while the Board has been disappointed with the findings of the Royal Commission and the CGA self-assessment we recognise that Westpac is a truly special company. Westpac is Australia’s oldest company with a deep history of not only supporting its customers but supporting the nation and the communities in which we operate. A key part of Westpac’s progress is the incredible people whose hard work and dedication I see every day. It is these same people that will see Westpac emerge from this environment as an even stronger, sustainable company. Board renewal Over recent years, your Board has undergone significant renewal and I am confident the Board has the right mix of skills, experience and diversity to guide our business. This year we welcomed two new members to the Board: Margie Seale and Steve Harker. Margie has already proven to be a valuable addition to your Board with over 25 years of senior executive experience in both Australia and internationally. With a background in consumer goods and global publishing, Margie also has direct experience in how digital can disrupt traditional businesses, which is of great value to your Board. Steve Harker has strengthened the Board’s banking and financial services skills, with a particular focus on investment and institutional banking. Prior to joining the Board, Steve was Vice Chairman of Morgan Stanley Australia and was Managing Director of Morgan Stanley Australia for almost 20 years. LINDSAY MAXSTED Chairman Westpac Group

LETTER 16 CEO SHAREHOLDER LETTER BRIAN HARTZER WESTPAC GROUP CEO Shareholder Letter In a watershed year, we have made significant changes to the way we serve customers, our business structure and in the technology we use to support our people and customers. Dear Shareholder, The 2019 financial year was a watershed year for the banking industry, and for Westpac. In response to the issues highlighted by the Royal Commission1 and our Culture, Governance, and Accountability (CGA) self-assessment2, various regulatory actions across the industry, and a rapidly evolving competitive environment, we have made significant changes to the way we serve customers, to our business structure, and in the technology we use to support our people and our customers. These changes include the implementation of the new Banking Code of Practice; new policies and approaches for supporting vulnerable customers; the decision to exit our financial planning business; the implementation of a number of new controls and compliance processes, particularly in lending; and the roll-out of a major new technology system – the Customer Service Hub – that provides the foundation for improving both service quality and cost over the next several years. We also booked significant provisions for customer remediation payments and costs associated with our former financial planning network and various other operational issues we identified as part of our ‘get it right, put it right’ initiative. Externally, we confronted the impact of significantly lower interest rates and a substantial fall in demand for lending. This coincided with increased competition from both traditional and new competitors, many of whom are being enabled by advances in digital and mobile technology. Due to these and other factors, our financial performance for the year was disappointing. I am acutely aware of the faith you place in us to look after your investment and deliver acceptable returns – including dividends. And I would like 1. Officially, “The Royal Commission into Misconduct in the Banking, Superannuation and Financial Services Industry”. 2. Westpac’s Culture, Governance and Accountability self-assessment (CGA) was produced for the Westpac Board and APRA. A copy is available on our website.

LETTER
2019 ANNUAL REVIEW & SUSTAINABILITY REPORT 17

to assure you that, despite the unusually large number of challenges we faced this year, your management team is committed to investing in the changes needed to build a more sustainable business and deliver superior returns over time.

As part of this commitment, we made further progress on our aspiration to be one of the world's great service companies. This included improvements in service quality, digital transformation, productivity, and service culture. While much work remains, we finish this year stronger than we started, with a clear plan and a high quality, motivated workforce who are committed to improving execution and getting things done.

As in previous years, my goal with this letter is to explain what happened this year, what we have achieved, and where we have fallen short. I also want to address the changing strategic environment that we face and how we are adapting so we emerge from this period as the best positioned bank to deliver sustainable returns into the future.

I've organised this letter to respond to the following questions:

1. What drove financial performance this year?
2. Why are we raising capital?
3. How are we progressing on our key priorities?
4. How are we improving non-financial risks, culture, and governance?
5. How is the market evolving, and what are our priorities to respond?
6. What is the outlook for 2020?

1. What drove financial performance this year?

We consider financial performance across four dimensions: strength, return, productivity, and growth. To be sustainable, banks must strike the right balance across all these dimensions – and we have had reasonable success on each.

Balance sheet strength will always be our number one priority. The lessons of the 1991 recession (the importance of strong credit risk disciplines) and the 2008 Global Financial Crisis (the importance of strong funding, liquidity, and capital) are alive and well.

Credit quality remained sound over the year, although as expected we did see a moderate deterioration in delinquencies on housing loans, with 0.88% of loan balances more than 90 days past due. This mostly reflects some increase in stress and a slowdown in housing turnover in certain parts of the country, increasing the time it takes for people to clear their loans when they need to sell. Our institutional bank impaired assets to total exposure remain very low at just 0.08%, while in business lending, impaired assets to total exposure were up just 3 basis points to 0.62%, over the last 6 months. In New Zealand, the picture is similar with impaired assets to total exposure just 0.08%, with the ratio almost halving over the year. The quality of our credit book meant that impairment charges declined 2% to $794 million, representing 11 basis points of gross loans.

We finished the year with a strong funding and liquidity position, which provides resilience in the event of market disruption. We fully funded new lending with customer deposits, and our Net Stable Funding ratio (which measures the proportion of our funding that comes from 'sticky' deposits and other long-term funding sources) was 112% – well above the 100% regulatory minimum. At the end of September, we held $144 billion in cash and other liquid assets, representing 127% of our short-term liabilities (the Liquidity Coverage Ratio).

Our Common equity tier 1 capital ratio finished the year at 10.7%, and above APRA's 'unquestionably strong' benchmark. (I will discuss our capital position in more detail later in this letter.)

Funding and Liquidity


$525bn
CUSTOMER DEPOSITS
- TERM DEPOSITS
- SAVINGS
$249bn
WHOLESALE FUNDING
- SHORT TERM
- LONG TERM
- SECURITISATION
$65bn
SHAREHOLDER'S EQUITY
$839bn
FUNDING
$718bn
TOTAL GROSS LOANS[1]
$449bn
AUSTRALIAN HOME LOANS
$152bn
AUSTRALIAN BUSINESS LOANS
$21bn
AUSTRALIAN PERSONAL LOANS
$78bn[2]
NEW ZEALAND LOANS
$17bn
OTHER OVERSEAS LOANS

- Overall funding mix was relatively stable over the year.
- Customer deposits fully funded lending in FY19 with the customer deposits to net loans ratio rising to 73.4% (up from 73.0% in 2018).

1 Total Gross Loans excludes provisions of $3bn.
2 $AUD.

LETTER
18 **CEO SHAREHOLDER LETTER** BRIAN HARTZER WESTPAC GROUP

We achieved our productivity goal of delivering $405m in savings.

Performance Metrics
Cash earnings basis

RETURNS
CASH RETURN ON EQUITY (%)

2019	10.8
2018	13.0
2017	13.8
2016	14.0
2015	15.8

MARGINS
NET INTEREST MARGIN (%)[1]

2019	2.12
2018	2.22
2017	2.19
2016	2.13
2015	2.08

EFFICIENCY
EXPENSE TO INCOME RATIO (%)

2019	48.6
2018	43.8
2017	42.2
2016	42.1
2015	42.1

LIQUIDITY COVERAGE RATIO
(%)

2019	127
2018	133
2017	124
2016	134
2015	121

1. 2015 and 2016 numbers have not been restated in line with current accounting standards.

Turning to returns, our overall financial result for FY19 was disappointing. Reported profit was down 16% to $6,784 million and cash earnings were $6,849 million in FY19, down 15% or $1,216 million.

Performance was significantly impacted by notable items of $1,130 million (after tax) in FY19 – $849 million higher than the previous year and accounting for most of the decline in cash earnings. These notable items largely reflect provisions we've set aside for customer remediation and costs associated with exiting our financial planning business.

Excluding notable items, cash earnings were $367 million lower – down 4% compared to FY18. This decline was mostly due to a 7 basis-point decline in margins to 2.16% as a consequence of a lower Treasury contribution and an extremely competitive environment.

Earnings were also impacted by lower revenue in wealth management, and insurance. In wealth, revenue was down following the exit of our financial planning business, the removal of grandfathered commissions, the migration of MySuper accounts and the decision to reprice platform margins – each of which hurts revenue in the short term but supports customers and helps us build a more sustainable business. The lower Insurance income was primarily due to higher claims, particularly from the severe weather events (Qld storms and NSW hailstorms) experienced early in 2019.

Given the challenging environment, productivity was a major focus this year. We achieved our productivity goal by delivering $405 million in savings. This reflected the continued progress on our digital agenda – as customers shift to self-service and we automate manual processes – as well as better supplier management and the implementation of a simpler management structure across the Group.

Growth this year – particularly balance sheet growth – was relatively slow, reflecting lower credit demand in the economy, our risk appetite, and the decision to prioritise margin. In housing, we also implemented a number of changes to our loan assessment approach, and unfortunately, did so in a way that made the application process harder than it needed to be. Given industry competition, some customers and brokers diverted their business elsewhere – and our lending slowed.

In response, we're working hard to simplify our processes, with a number of improvements already rolled out. As a result, we expect home lending to contract early in the year but to be growing in line with the system by the end of the 2020 financial year.

Small business growth has also been affected by more onerous lending requirements, given the links between many small business customers' personal and business finances. Credit demand was also weaker among larger customers – including corporates – but this was more a function of weaker business sentiment and a softer economic outlook.

The reduction in cash earnings, and an increase in the strength of our capital base, meant that the return on equity declined to 10.75% – down over 2 percentage points over the year. Given the importance of capital as a driver of return on equity, it is important to understand why we are raising capital at this point.

2. Why are we raising capital?

Our common equity tier 1 (CET1) capital ratio of 10.7% remains well above the 8% minimum regulatory requirement and is ahead of APRA's unquestionably strong benchmark. We hold around $46 billion in common equity, up $7 billion over the last three years. That capital provides the backing to absorb losses in the event of a downturn and forms part of the funding pool for our lending. In addition, banks with high capital backing are generally rewarded with higher credit ratings, which make it cheaper to borrow in capital markets, particularly offshore.

LETTER
2019 ANNUAL REVIEW & SUSTAINABILITY REPORT 19

The complexity comes in the way regulators assess our capital position - usually through the ratio of capital to risk-weighted assets (the CET1 capital ratio). From time-to-time regulators recalibrate how they measure risk-weighted assets, and what should be included, or excluded, from the capital base. This in turn can reduce the reported capital ratio, despite the *actual* dollar amount of capital going up. In addition, earlier in the year APRA applied a $500 million capital overlay to Westpac (and other Major banks) until such time as we complete the actions from our CGA self-assessment. This overlay translated into a further reduction in our CET1 capital ratio of 16 basis points.

At the end of September, our CET1 capital ratio would have been around 75 basis points higher had it not been for such developments. Looking ahead, we face continued uncertainty around APRA's capital requirements, the potential for further regulatory actions and costs, and the earnings headwinds of low interest rates and higher compliance costs. Furthermore, the Reserve Bank of New Zealand is currently proposing to significantly increase the capital requirements for New Zealand Banks (although the amount of the increase is yet to be finalised).

Given our priority for balance sheet strength, we concluded that the prudent course of action was to seek to raise $2.5 billion in capital, which increases our CET1 capital ratio by around 58 basis points. This capital is expected to increase our buffer above APRA's unquestionably strong benchmark of 10.5% and position us to respond to potential future impacts on capital (indicated above) and continue to lend and support the economy in the event of a downturn.

Our decision to reduce the dividend to 80 cents per share was not easy, as we know that many shareholders rely on our dividends for income. In addition, we carry a substantial balance of franking credits that we would like to distribute to our shareholders. However, with increased shares on issue and downward pressure on returns, we felt it was prudent to bring our payout to a range that allows us to retain sufficient capital to support future growth.

CASE STUDY
Helping when it matters

Helping customers through a one-in-five-hundred year flood.


Alan Francis, Senior Insurance Claims Consultant on the ground after the Townsville flood.

Westpac's coordinated approach across banking and insurance helped customers affected by the recent Townsville flood get back on their feet.

When a one-in-five-hundred year flood struck Townsville in February 2019, Westpac trucked in its portable branch - known as our 'bank in a box' - to help customers manage their banking, process their insurance claims, and get them back on their feet.

The 40ft shipping container was equipped with smart ATMs, an electronic night safe for small businesses to make deposits, meeting rooms and video conferencing facilities; and was staffed with employees ready to help.

Alan Francis, a Senior Insurance Claims Consultant was part of the team on the ground and helped customers make insurance claims, including a mother of two small children having to urgently evacuate her home due to rising flood waters.

"She was of course very distressed," said Alan.

"Ensuring the personal safety of customers is our first priority. We immediately organised a $5,000 emergency payment to help pay for emergency accommodation, clothing and personal necessities for the customer and her children while the family home was assessed and repaired.

"It was a massive relief for the customer at an incredibly stressful time."

Flood relief

Westpac provided over 435 disaster relief packages to flood-affected customers to help make it easier for them to manage their finances, including providing alternative arrangements such as repayment holidays.

Over 1,751 General Insurance claims were received, totalling $74 million. 1,394 claims have been finalised and $55 million paid to customers.

Westpac committed $50 million to a flood relief fund dedicated to helping farmers rebuild their businesses. Loans of up to $2 million were also made available to eligible customers on an interest-only basis for up to three years and at a reduced interest rate.

Westpac also donated $250,000 to flood-affected communities: $150,000 to the Salvation Army and $100,000 to the Foundation for Rural & Regional Renewal to support disaster recovery and programs to build local community resilience.

LETTER
20 **CEO SHAREHOLDER LETTER** BRIAN HARTZER WESTPAC GROUP

The faster we resolve these issues, the sooner we can refocus investment and management attention on delivering more for customers.

Performance Metrics
Cash earnings basis

EARNINGS
CASH EARNINGS PER ORDINARY SHARE (CENTS)

2019	198.2
2018	236.2
2017	239.7
2016	235.5
2015	248.2

ASSET QUALITY STRESSED ASSETS TO TOTAL COMMITTED EXPOSURES (%)

2019	1.20
2018	1.08
2017	1.05
2016	1.20
2015	0.99

CAPITAL
COMMON EQUITY TIER 1 CAPITAL RATIO (%)

2019	10.7
2018	10.6
2017	10.6
2016	9.5
2015	9.5

DIVIDENDS
(CENTS PER SHARE)

2019	174
2018	188
2017	188
2016	188
2015	187

3. How are we progressing on our strategic priorities?

In my letter last year, I identified three priorities for the year ahead:

- Deal with outstanding issues;
- Maintain momentum in our customer franchise; and
- Structural cost reduction.

Deal with outstanding issues

In recent years a number of issues have emerged relating to past business practices, operational errors, gaps in compliance, or changes in regulation. These were identified through the Royal Commission, our CGA self-assessment, ongoing product reviews, and various regulatory actions. The faster we resolve these issues, the sooner we can refocus investment and management attention on delivering more for customers, thereby increasing the value of our franchise.

The most significant change over the year was the exit of our financial planning business and reducing our operating divisions from five to four. The financial planning business had been loss-making for some time and so this change is expected to be EPS positive in 2020. Exiting the business came with an immediate shut-down cost, but this will be quickly offset by cost savings and reduced risk. Our remaining Insurance, Superannuation, Investments, Platforms and Private Wealth businesses have been integrated into our Consumer and Business divisions.

Customer remediation was another area of focus. Over the course of the year we continued to work through a backlog of historical issues in our financial planning and banking businesses and we continue to work with regulators to agree on a fair and reasonable approach to remediation.

The most significant of these issues is the so-called "fee for no service" issue in financial planning.

Under the "Future of Financial Advice" (FOFA) legislation introduced in 2012, financial planning businesses were required to eliminate 'conflicted remuneration' (commission) payments

Financial performance[1]
Movement in cash earnings ($million)


8,065
281
8,346
5
(619)
16
18
213
7,979
(1,130)
6,849
Down 4% ex-notable items
Down 15%
FY18
FY18 notable items
FY18 ex-notable items
Net interest income
Non-interest income
Expenses
Impairment charges
Tax & NCI
FY19 ex-notable items
FY19 notable items
FY19

1. In FY19 and FY18, the Group raised certain provisions known as 'notable items'. See our 2019 Investor Discussion Pack for further details.

LETTER
2019 ANNUAL REVIEW & SUSTAINABILITY REPORT 21

to planners and move to a fee-for-service model. As part of this, BT implemented systems (including new contracts, new technology, and an annual fee disclosure statement) seeking to ensure customers received the advice services they were paying for. However, as with other financial planning businesses, we identified some incidences of advice not being provided and cases where insufficient records were retained to meet regulator expectations.

We have therefore been working through a process to review our customer files and repay customers where appropriate. This issue is more complex in the case of aligned dealer group planners, who operated separately, but under our licence. This was a standard industry practice, where companies like BT provided licensing and back-office services to planning groups. In these cases, we face significant logistical challenges in obtaining and checking all the historical files of those non-Westpac advisers, particularly if they have left the industry.

Other remediation matters include instances where we didn't meet certain reporting standards, or made administrative or operational errors in certain products. We have established a dedicated remediation hub to streamline the process of refunding customers. Currently there are around 750 staff dedicated to remediation activities, and since 2017 we have paid out $350m in compensation to customers.

Beyond remediation, our response to the findings of the Royal Commission and our CGA self-assessment are well underway. We have implemented 11 recommendations as part of our Royal Commission program with a further 11 currently being implemented. We have commenced work on most of the remaining 27 recommendations that presently apply to us, but we will need to wait until the government passes the required legislation before we can fully progress the bulk of these. With our CGA action plan, we have implemented 40% of the recommendations and we expect to implement the remainder by March 2021. Changes we have made so far include centralising our complaints management, enhancing consequence management and remuneration governance, and introducing new board and committee processes.

CASE STUDY

Better supporting customers

Presto, Lune Croissanterie.



Presto is helping businesses like Melbourne's Lune Croissanterie provide a better experience to customers.

Croissants from Lune Croissanterie have been hailed as one of the world's finest by a New York Times food critic. The customer following amassed over the last seven years is testament to this claim.

Kate Reid, a former aerospace engineer, founded Lune in 2012. She channelled her precision and technical skills into making the perfect croissant and started selling them from a hole-in-the-wall shop in the bay-side suburb of Elwood.

After joining forces with her brother, Cameron, in 2015 the siblings expanded the baking business and today have two stores – one in Melbourne's CBD, the other in Fitzroy – and employ 65 staff.

"We're passionate about our pastries and are determined that the whole experience for customers is fantastic – from the moment they step into our store, to the last bite," says Cameron.

Lune serves over 2,500 croissants a day which translates into a similar number of transactions.

"Most of our customers pay by card, so having a reliable merchant terminal integrated with our systems is important to us," says Cameron.

Presto integrates the merchant terminal with Lune's point-of-sale system, eliminating the need to manually key in sale amounts and complete end-of-day reconciliations. This improves productivity, reduces risk of error and streamlines reconciliations.

"By making the transaction process faster and easier for our staff and seamless for customers, Presto is a welcomed addition to our business."

LETTER 22 CEO SHAREHOLDER LETTER BRIAN HARTZER WESTPAC GROUP The long-term success of our business depends on the strength and depth of our customer relationships. Maintaining momentum in our customer franchise The long-term success of our business depends on the strength and depth of our customer relationships. In 2019 we continued to improve our service offering and the technology needed to deliver better service in the future. In recent years we have built a strong service ethos throughout the company. Employees participate at least weekly in service ‘huddles’, where we review our service standards, share stories and examples of good service, and discuss where we can improve. This reinforces our customer-first approach and is further supported by embedding customer satisfaction and related service metrics in individual scorecards and performance rewards. A focus this year was on improving our ability to identify and support vulnerable customers. This included setting up a new Customer Vulnerability Council, making changes to various complaints policies, and rolling out training to our people on how to identify customers experiencing vulnerability. We promoted this through our Westpac “Help when it matters” advertising, with campaigns around relationship breakdown, loss of a loved one, and the impact of natural disasters. Our continued focus on service has led to a 2% rise in customers to 11.2 million in Australia. In business, we held our #1 NPS3 ranking in each of our key segments and increased our lead on #2, while in consumer, we rank #3 on NPS and closed the gap to #1. In technology, we delivered several new digital innovations to make things better for customers. These included our AI chat-bot ‘Red’, which can respond in real time to customer enquiries, a fully digital mortgage process for St.George customers, a new Digital Institutional Bank platform, an online pricing platform for term deposits, and an extensive rollout of the real time New Payments Platform which has seen us process around 40% of the flows on this platform. Around 40% of our digital sales are now completed online – a material uplift from just a few years ago. We have also completed major upgrades to our technology infrastructure that have improved reliability and will ultimately enable us to deliver even more for customers. These include: • Launching our ‘Customer Service Hub’, a modern platform for originating and servicing mortgages and other consumer banking products; • Rolling out a new data platform that supports the Government’s ‘Open Banking’ regulations and will allow us to better understand customer needs; • Completing the rollout of Panorama, our market-leading investment platform for independent financial advisors and their clients; and • Renewing much of our underlying network and data centre infrastructure. This included moving over 600 applications to the new environment and upgrading over 300 applications hosted on legacy infrastructure. These and other changes have materially improved system stability with no major system outages in FY19 – a big step up when you consider just a few years ago we experienced one or two major issues a month. Further changes and upgrades are planned that will further improve the experience for customers and enable more efficient processes for our bankers. At the same time, competition has intensified, especially in the mortgage business. As I indicated earlier, stepping out of line with the market quickly impacts market share. This happened to us in the latter part of the FY19, although we expect this to normalise through the year ahead. Increasing structural productivity Using technology to drive down costs is an important part of our strategy to remain competitive and deliver good returns over time. This is increasingly important in a low-rate, slow-growth environment where margins are under pressure and regulatory and compliance costs are rising. At the same time, emerging competitors have no physical networks to support and have a cost advantage in delivering some products. This year our $405 million in productivity savings through a company-wide focus on simplification, automation, and digitisation was up one-third on the productivity savings delivered last year. Part of this reflects the benefits from prior investments in digitisation and automation, while a continued shift of customers from physical to digital channels allowed us to rationalise 61 branches and reduce ATM numbers by 375. Physical presence continues to be important for many customers and we are investing to upgrade our branch network in high-volume locations. However, changing customer traffic patterns into regional centres and the increasing use of contactless cards and mobile payments mean that we need fewer, well located branches to meet demand. To further improve efficiency, we have entered into an agreement to sell most of our ‘off-site’ ATM network to a third-party. This agreement materially retains the level of service Westpac customers currently receive from our ATM network but will allow us to benefit from scale efficiencies that this third party can achieve with their other cash processing. Other cost initiatives during the year included renegotiating supplier arrangements, further automating back-office operations, and simplifying our organisational structure. In total, these changes resulted in a net 5% reduction in full-time equivalent headcount across the company, despite adding significant extra resources to support the remediation activities described above. 3.   For details of the metric and metric provider, refer to Westpac Group 2019 Full Year Results Presentation and Investor Discussion Pack available at www.westpac.com.au.

LETTER 2019 ANNUAL REVIEW & SUSTAINABILITY REPORT 23 Increased compliance, regulatory, and remediation costs along with revenue headwinds mean that productivity benefits are not yet visible in traditional measures of bank productivity, such as the cost-to-income ratio. However I am confident that, as these programs and the related costs roll off over the next few years, the improved efficiency and competitiveness of our underlying business will become apparent. 4. How are we strengthening non-financial risk, governance, and accountability? The findings of the Royal Commission and our CGA self-assessment highlighted a number of areas where we need to improve non-financial risk management, governance, and accountability. To address these, several major programs of work are under way, with specific actions being tracked and reported at both the Group Executive level and to the Board. Specific areas of focus include: • Improving the identification, escalation, and resolution of non-financial risk issues across the Group, with a particular focus on financial crime-related issues; • Enhancing our end-to-end lending processes; • Providing more detailed reporting on operational and compliance incidents to the Executive team and Board; • Improving the efficiency and effectiveness of committee meetings; • Clarifying and strengthening resources under the ‘Three Lines of Defence’ approach to risk management; • Clarifying individual accountability for all managers, in line with the new BEAR4 regime; and • Improving awareness and protection for whistle-blowers. In addition, we continue to enhance and reinforce general risk awareness across the Group. 5. How is the market evolving, and what are our priorities to respond? In 2015 we recognised that a once-in-a-generation change in banking was underway, as a consequence of changing customer behaviour, new technology, new competitors, and increased community and regulatory expectations. Over the past year, these trends have accelerated. In particular, we see: • An increasing shift to digital self-service among customers; • Increased competition, especially in mortgages, from foreign and regional banks who rely on mortgage brokers for their sales; • The rise of digital-only competitors; • The growth of fintech businesses offering new, data-driven services; • Increased compliance costs and capital requirements across traditional banking businesses; and • Continued reputational challenges for banks as a result of issues identified through the Royal Commission. While these challenges are significant – particularly in the short term – we believe the longer-term outlook for a large bank like Westpac remains positive given: • The size and strength of our balance sheet (especially our deposit base and diverse funding sources); • The quality and scale of our customer franchise, including our portfolio of brands and extensive data assets; • The financial resources and skills required to build the technical innovations and partnerships required in a digital world; • Our ability to meet ever-rising regulatory expectations; and • Our ability to attract and retain top quality talent in a small market, given our reputation as an employer of choice. 4.   BEAR: The Bank Executive Accountability Regime, administered by APRA. CASE STUDY Cyber security Protecting customers from scams. Westpac’s Scams Assist team is helping to protect customers against scams and in the process helped recover $26.3 million for customers this year. Keeping customer data and their accounts safe is a priority for Westpac and we continue to invest in strengthening our cyber security systems to deter attacks and help protect customers. A recent case managed by Westpac fraud officer, Cherish, brings to life the way we fend off scammers. A customer was on her landline phone speaking with someone pretending to be from her telco provider. The scammer had asked to download software to ‘fix some issues’ he claimed were affecting her computer. Through our internal scams alert system, I noticed unusual activity on the customer’s online account. The customer rarely used internet banking and when she did, it was only to check her accounts and never to make a payment. I immediately contacted the customer on her mobile phone, explaining that she was potentially the victim of a remote access scam. Confused at first, she wasn’t sure who to believe, but after I explained the situation she immediately shut her computer down and hung up her landline. This saved the customer $5,000 that the scammer had attempted to transfer. She was incredibly grateful.

LETTER 24 CEO SHAREHOLDER LETTER BRIAN HARTZER WESTPAC GROUP Westpac’s future is very bright and 2019 will prove to be a watershed for us. We recognise that we are a service business: We’ve set the goal for Westpac to be “one of the world’s great service companies, helping our customers, communities and our people to prosper and grow.” To grow the long-term value of the company, our strategy is to build scale in customer relationships through the provision of world-class service; supported by a strong balance sheet, great people, and a modern, highly efficient technology platform, as well as a network of partnerships among new, digitally-savvy competitors and suppliers. To bring this strategy to life, we are continuing to deliver on a multi-year investment program we call the “Service Revolution”, designed to strengthen our competitive offers and reshape the capabilities and cost structure of the company. This program is organised around three themes: • Performance disciplines: Prudently managing our capital, funding, and liquidity; seeking to maintain a superior ROE to the peer average while remaining targeted and disciplined on asset growth and credit quality; • Service leadership: Continuing to grow the Group’s customer base while increasing the quality and depth of those relationships, as measured through the number of customers who view us as their main financial institution. We look to achieve this by delivering world-class service levels (both personal and digital), as measured by NPS; recognising that a great service business requires a high quality, well-trained, diverse, and engaged workforce; and • Digital transformation: Using technology to materially improve efficiency and reduce the Group’s cost-to-income ratio below 40% in the medium-term. This will include migrating more sales and service activity to digital, reshaping the Group’s distribution network, modernising underlying technology platforms, and building an extensive network of digital partnerships and data assets. While we will continue to deliver this program of work over several years, we have set a number of specific priorities over the next couple of years. These are: 1. Service leadership: • Extend our #1 in NPS for business • Close the gap to the #1 major bank in consumer 2. Digital transformation: • Complete roll-out of the Customer Service Hub to all our mortgage bankers and to external brokers • Launch a new mobile banking app with improved usability and functionality • Launch Open Banking data capabilities • Drive digital sales to 45% across the Group 3. Performance discipline: • Deliver $500 million in annual productivity savings in FY20 (23% above FY19) • Further reshape the network • Improve controls and risk management capabilities to ensure Westpac is resilient for the future, including further implementation of the Royal Commission and CGA self-assessment recommendations We will report progress against each of these goals in our regular market updates. 6. What is the outlook for 2020? The economic outlook for Australia remains challenging, in part reflecting a softer global environment. Annualised growth in the June quarter of 2019 was only 1.4%, which is lower than population growth of 1.6%. The dynamics of global trade, weak real wages growth, a softer housing market, low interest rates and subdued economic activity have all dampened consumer confidence. That said, overall GDP growth remains positive and the economy continues to benefit from a strong resources sector, a lower Australian dollar, large infrastructure investments, and targeted income tax cuts. A slowdown in residential construction over the last year, combined with lower interest rates, should see a continued recovery in house prices building on the momentum we have seen in the September quarter, particularly in Sydney and Melbourne. However GDP growth is likely to remain below longer-term averages (which is 2.75%) at 2.3% for calendar 2019 and 2.4% for calendar 2020. With consumer and business confidence relatively weak, credit growth has been slow. Overall credit growth for the Australian financial system slowed to 2.7% in the year to September 2019, down from 4.5% a year ago. That included a decline in housing credit growth from 5.4% to 3.1%; business from 3.8% to 3.3% and personal credit contracting by 4.4% after declining by 1% a year earlier. We expect credit growth to lift slightly in 2020 to 3% overall, with housing credit growth increasing to 3.5%. Business credit growth is also expected to grow by around 3%, while other personal credit is expected to contract by around 2%. Interest rates are expected to remain very low. The RBA reduced the cash rate from 1.5% to 0.75% over the year, and we

LETTER 2019 ANNUAL REVIEW & SUSTAINABILITY REPORT 25 expect a further rate cut to 0.5% in early 2020. With rates at this level, there are limited options for the RBA to cut further if the economy turns down; however the Commonwealth Budget is set to return to surplus in 2019/20 and the Commonwealth government has the scope for additional stimulus if required. Economic conditions in New Zealand have also softened, with sluggish consumer spending and weak business confidence. We expect a small improvement in 2020 supported by lower interest rates; some fiscal stimulus; and the competitive (lower) New Zealand dollar. For banks, the environment remains challenging. Interest rates at these low levels put significant pressure on margins, as many deposits are essentially at a ‘floor’ beyond which they can’t be repriced down. In addition, earnings on invested capital and liquidity are progressively lower as the portfolio rolls-over to much lower interest rates. Regulatory actions – flowing from the Royal Commission and other industry reviews and investigations – will continue to require significant investment and management attention. Regulators have substantially stepped up their resources and enforcement activity, leading to a dramatic increase in our own costs as we respond to the various enquiries, make improvements in our non-financial risk and control environment, and deal with the consequences – including fines and other legal fees – related to any adverse findings. In addition, regulators in Australia and New Zealand have a number of reviews underway, in many areas including home loan pricing, remuneration, and capital/risk weighted asset methodologies across the sector. Further clarity on these reviews is expected in the year ahead. Conclusion I want to conclude by thanking shareholders, on behalf of the management team and all of our employees, for your continued support this year. We recognise that reputational issues, regulatory and legal issues, and financial performance challenges have made this a difficult year to be an investor in Westpac. The year ahead will continue to be challenging, from multiple perspectives – economic, competitive, legal, reputational, and regulatory. I hope that my letter has provided some useful context as to the nature of these challenges and the clear-eyed way in which we are responding to this environment. We recognise where we have fallen short, and are absolutely committed to executing better and delivering on our strategy for the future. Through everything that has happened this year, I remain very proud of this company, and its people. We are well positioned, with many talented, dedicated bankers who come to work every day genuinely seeking to deliver world-class service and innovation for customers. I believe Westpac’s future is very bright and 2019 will prove to be a watershed for us in confronting the realities of a changed banking environment and responding decisively in ways that set us up to outperform in the future. Once again, thank you for your continued support and faith in the Westpac Group. BRIAN HARTZER Chief Executive Officer Westpac Group #1 Australia’s most sustainable bank. 2019 Dow Jones Sustainability Indices Review. It is the 18th year in a row that Westpac has been ranked amongst the global banking leadership group by the DJSI, this year at #9 globally.

SUSTAINABILITY
26 BUILDING A SUSTAINABLE FUTURE WESTPAC GROUP



Building a Sustainable Future.

It's about all of us.

As one of the country's largest companies, we play an important role in helping to create positive social, economic and environmental impact, for the benefit of all.

Every year, through our materiality assessment process, we identify the opportunities and challenges that matter most to our stakeholders, now and into the future.

For detailed information refer to the 2019 Sustainability Performance Report.

The issues that matter.

2019 most material topics.

Conduct and culture	Instances of poor conduct have eroded public trust in the financial services sector, driving an increased focus on corporate culture and improved outcomes for customers
Customer satisfaction and experience	Customers' needs are becoming more complex, and at the same time their expectations around how they want to engage with us are evolving
Governance and risk	Clear governance practices, active management of risk, commitment to compliance, and fair remuneration in our operations, supplier and partner relationships are critical to the longevity and financial wellbeing of the Group
Information security and data privacy	Maintaining customer confidentiality and the security of our systems is paramount to maintaining trust and confidence
Financial and economic performance	Maintaining a healthy financial performance and strong balance sheet is vital to the Group's long-term sustainability
Changing regulatory landscape	Supervision and regulation in jurisdictions that the Group operates in continue to evolve, creating uncertainty in the operating environment
Digital product and service transformation	Digitisation offers opportunities to improve efficiency and deliver new and better customer experiences when, how and where customers choose to engage with us
Customer vulnerability and hardship	Our ability to support customers in times of financial hardship and anticipating times when they can become vulnerable allows us to help when it matters most
Executive remuneration	Appropriate remuneration structures align executive remuneration and accountability with stakeholder interests over the long term, and play an important role in effective corporate governance
Climate change risks and opportunities	As a major financial institution, we have an important role to play in managing the risks and opportunities of climate change; supporting collaborative efforts to limit global warming, while also taking steps to help the economy and communities become more resilient to the expected effects

SUSTAINABILITY 2019 ANNUAL REVIEW & SUSTAINABILITY REPORT 27 In November 2017, we introduced our 2018–2020 Sustainability Strategy centred around three priorities: financial decisions when it matters Our Sustainability Strategy. Helping people make better Helping people by being there most to them Helping people create a prosperous nation Culture Fundamentals Underpinning this is our commitment to fostering a culture of care and doing the right thing, and continuing to lead on the sustainability fundamentals – policies, action plans, frameworks and metrics reporting, in particular building on the climate change, human rights and Reconciliation action plans developed in 2017. 2019 Progress. We are making progress in meeting the measures in our 2020 Sustainability Strategy, with performance highlights outlined in the following pages. Full details including performance metrics and commentary on the Issues that Matter can be found in our 2019 Sustainability Performance Report. We plan to announce our next Sustainability Strategy in November 2020.

SUSTAINABILITY 28 BUILDING A SUSTAINABLE FUTURE WESTPAC GROUP Second year progress highlights on our 2018–2020 Sustainability Strategy include: Our first Agribusiness Centre In August, we opened a new dedicated Agribusiness Centre in Naracoorte, on South Australia’s Limestone Coast. The first-of-its-kind centre provides a range of services for our relationship managed agribusiness customers in the region, including access to specialists in interest rate risk management, foreign exchange and commodity risk management. Simplifying the home ownership experience Through our Customer Service Hub roll-out, we continue to improve the home ownership experience. Our home loan offer document is now approximately 60% shorter, written in easy-to-understand language, and we are making it easier for customers to set up and manage their accounts. Putting customers in control of their finances Through our product lifecycle reviews and other processes, we continue to simplify our products and improve their design to better meet the needs of customers. Through digital tools such as Wealth Review, BT superannuation members are able to see their current wealth position and access real-time industry insights. Building financial confidence During the year, we delivered financial literacy training to over 148,000 people via face-to-face workshops, online webinars and other resources available on Westpac’s Davidson Institute website. We also support the Salvation Army’s You’re the Boss program, which helps people experiencing financial challenges to better manage their money and debt. Helping people make better financial decisions. We believe in creating a fairer, more inclusive and confident society by helping people understand money. We help customers track and grow their wealth so they will feel more confident with financial decisions no matter their situation. ALIGNMENT TO THE UN SUSTAINABLE DEVELOPMENT GOALS Ruby is an online community dedicated to advancing financial confidence across all generations of women to pave the way for a stronger, better future for all women. Whether starting your financial journey, actively investing or winding down to retirement, Ruby shares real-life stories, as well as practical tools and resources. Westpac Ruby Connection

SUSTAINABILITY 2019 ANNUAL REVIEW & SUSTAINABILITY REPORT 29 Help in the moments that matter This year, a big focus has been building on the support we offer customers at times of change in their lives. We launched a series of Life Moments tools and resources to assist customers and their families going through challenging circumstances such as divorce, separation, serious illness or the loss of a loved one. Fraud protection Keeping customer data and accounts safe 24x7 is a priority. We continue to invest in strengthening our cybersecurity systems to deter attacks and help protect our customers. With scams a growing problem, we have set up a dedicated Scams Assist team to help protect customers, and hosted scam protection and awareness seminars in branches around the country. Supporting those in need of extra care Improving the way we support customers in vulnerable circumstances continues to be a major focus. Initiatives include publishing our Customer Vulnerability 2020 Action Plan to articulate the Group’s principles for engaging with customers experiencing vulnerability, and rolling out training to over 20,000 employees on understanding and providing extra care to those in vulnerable circumstances. A dedicated ‘1800’ Priority Assist telephone line staffed by specialists provides additional support for customers in complex vulnerable situations such as family violence and financial abuse. Since its establishment in 2018, Priority Assist has assisted over 900 customers. This builds on our commitment as part of the new Banking Code of Practice, which came into effect on 1 July 2019. Improving financial access in remote Australia We now have a dedicated customer care team to support our Aboriginal and Torres Strait Islander customers located in remote locations. The Yuri Ingkarninthi team – which means ‘deep listening’ in the Kaurna language – has supported over 3,000 Indigenous Australian customers, with a focus on making the customer identification process easier and proactively contacting customers to discuss their banking needs and make sure they are not accruing unnecessary fees. Providing better banking experiences is a key pillar of our 2018–2020 Reconciliation Action Plan. Disaster relief & support for communities affected by drought We have extended the $100 million drought relief fund launched last year to support farmers and committed $50 million to a flood relief fund dedicated to helping farmers in North Queensland. We donated $150,000 to the Salvation Army and a further $100,000 to the Foundation for Rural & Regional Renewal (FRRR) to support disaster recovery and programs to build local community resilience. Helping people by being there when it matters most to them. We understand that life has its tough moments, and vulnerability is something that can affect anyone at any time. We want to be by our customers’ side and help more people as they go through major life events. ALIGNMENT TO THE UN SUSTAINABLE DEVELOPMENT GOALS CASE STUDY Helping when it matters Separating from a partner. One in three marriages in Australia end in divorce. Not only is it a time of heightened emotions – but it is also a time to make important financial decisions and take steps to regain financial independence. How we can help: • repayment relief options such as mortgage repayment pauses and reductions • Separation Calculator to take stock of joint and individual assets and liabilities • making it easier to remove a name from a joint home loan • specialist teams to assist customers in complex situations who need extra care Westpac separation hub

SUSTAINABILITY 30 BUILDING A SUSTAINABLE FUTURE WESTPAC GROUP For more information on our sustainability approach, performance and metrics, please visit www.westpac.com.au/sustainability Backing the people and ideas shaping Australia Five years since its inception, Westpac Scholars Trust continues to invest in the next generation of Australians to challenge, explore and set new benchmarks in innovation, research and social change. Westpac Scholars Trust has now awarded 416 scholarships valued at $20.2 million in partnership with 22 universities across Australia. Backing the growth of climate change solutions We maintained our position as the largest financier to greenfield renewable energy projects in Australia1 and continued to deliver innovations in sustainable finance products such as green deposits, sustainability-linked loans and green bonds. Learn more in our Spotlight on climate change on the next page. Partnering to tackle the issues that matter most Earlier this year, we joined other financial institutions to form the Australian Sustainable Finance Initiative, as well as becoming a proud founding bank and signatory of the Principles for Responsible Banking, an initiative of the United Nations Environment Programme Finance Initiative (UNEP FI). We were also the only Australian bank to contribute to the Liechtenstein Initiative for a Financial Sector Commission on Modern Slavery and Human Trafficking – a public-private partnership to end modern slavery and human trafficking. Investing in a future-ready workforce To help our people prepare for the future of work, we have built a range of learning curricula in areas such as digital, agility and collaboration. A new program aimed at fast tracking the development of young high-potential employees saw 71% move into new or expanded roles following the program. 1. IJGlobal, September 2019. Helping people create a prosperous nation. Our world is changing at an unprecedented rate, affecting how we all live and work. We want to help more people gain the skills that will be needed in the future, and accelerate how we identify and solve the biggest issues impacting Australia and the world. ALIGNMENT TO THE UN SUSTAINABLE DEVELOPMENT GOALS CASE STUDY Helping to change lives, one job at a time. Green Collect is a waste collection social enterprise based in Melbourne that finds solutions for hard to recycle items while providing jobs for people who face barriers to mainstream employment. Westpac Foundation has supported Green Collect for the past seven years with funding and pro bono support. In 2019, we engaged Green Collect as a supplier to remove and re-purpose waste from branch refurbishments in Victoria. Through the procurement opportunity, Green Collect has so far removed over 1,000 office items and surplus furniture, resulting in 99.5% of these items being diverted from landfill. The work to collect and process these items generated 615 hours of employment for people previously excluded from work due to barriers such as English language skills, homelessness and mental health challenges. Westpac Foundation – 140 years of helping Westpac Foundation provides funding and programs to support social enterprises and community organisations creating jobs and opportunities for those who need it most.

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2019 ANNUAL REVIEW & SUSTAINABILITY REPORT
SPOTLIGHT ON CLIMATE CHANGE 31

Spotlight on climate change.

For detailed information refer to the climate change section in the 2019 Sustainability Performance Report as well as the 2019 Annual Report.

We have a long history of action on climate change. We were the first Australian bank to release a climate change position statement in 2008 and to commit to the goals of the Paris Agreement in 2015.

At the heart of our approach is a recognition that climate change is one of the most significant issues that will impact the long-term prosperity of our economy and way of life.

Taking action on climate change.


UNEP FINANCE INITIATIVE
1991
Founding member of the United Nations Environment Programme (UNEP)
First Climate Change Position Statement
2008 – 2013
2003
One of nine founding signatories to Equator Principles
EQUATOR PRINCIPLES
2012
Commitment to carbon neutrality across our business
2013 – 2017
Second Climate Change Position Statement
2015
Commitment to UN Sustainable Development Goals and Paris Climate Agreement
Commenced portfolio carbon reporting for BT MySuper portfolios
SUSTAINABLE DEVELOPMENT GOALS
2016
2-degree
Climate Scenario Analysis
Signatory to Climate Action 100+
2017
2018
4-degree
Climate Scenario Analysis
TCFD
TCFD disclosures published
2018
2018 – 2020
Third Climate Change Position Statement & Action Plan
2019
1.5-degree
Climate Scenario Analysis
Scheduled release of Fourth Climate Change Position Statement & Action Plan
2020

SUSTAINABILITY
32 SPOTLIGHT ON CLIMATE CHANGE WESTPAC GROUP

Progress on our climate change strategy.

Our Climate Action Plan focuses on five key areas where we believe climate change has greatest significance to our customers, business and stakeholders.

1. Providing finance to back climate change solutions

We have short and medium term targets for lending to climate change solutions.

At 30 September 2019, **$9.3 billion** committed to climate change solutions, progressing towards our target of **$10 billion by 2020**[1] and on track for **$25 billion by 2030.**

The leading financier to greenfield renewable energy projects in Australia, two years in a row[2]**.**

Renewables represent **over 75%** of lending to the electricity generation sector, **up from 59% three years ago.**

Exceeded our **$3 billion target** to facilitate climate change solutions. Became the first New Zealand bank to raise funding through the issuance of a green bond with a €500 million deal.

Launched the world's first Green Tailored Deposit to be certified by internationally recognised Climate Bonds Initiative (CBI).

2. Supporting businesses that manage their climate-related risks

Support for customers' transition strategies through innovative products such as sustainability-linked loans.

Reduced the emissions intensity of our lending to the electricity generation sector over the last three years, from **0.38 tCO_2e/MWh in 2016** to **0.26 tCO_2e/MWh in 2019**, ahead of our **2020 target of 0.30 tCO_2e/MWh,** and well below the National Electricity Market average of **0.75 tCO_2e/MWh**.

Maintained our **commitment to stringent lending standards in the thermal coal sector** – any lending to new thermal coal mines or projects must be in existing basins and where coal quality ranks in the top 15% globally. **Our overall exposure to the mining sector remains around 1% of total lending.**

Reviewed our **Financing Agribusiness Position Statement** to update our commitments, particularly for soft commodities such as soy, palm oil and timber.

1. Progress and targets for lending to climate solutions are reported on an as 'as-at', non-cumulative basis.
2. IJGlobal, September 2019.

Westpac Industry Associations for further information.

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2019 ANNUAL REVIEW & SUSTAINABILITY REPORT 33

3. Help individual customers respond to climate change

Continued our work with the Australian Business Roundtable for Disaster Resilience and Safer Communities to define approaches to assist government, business and communities mitigate and respond to natural disasters.

Over
500+
disaster relief packages
issued to assist customers affected by floods, bushfires and other disasters.

Through our **BT products** we continued to provide customers the information they need to understand how they can **make climate change conscious investments** – for further information visit the BT website.

4. Improve and disclose our climate change performance

Committed to sourcing the equivalent of 100% of our global electricity consumption from renewable sources by 2025 and joined RE100.

This commitment will play a key part in **enabling us to meet our current target to reduce scope 1 & 2 emissions by**

34% by 2030.

Maintained reporting in line with the TCFD and support industry-based efforts to establish clear, comparable and consistent climate disclosures.

Engaged institutional investors to understand their evolving information requirements and **expanded the scope of climate change information across our reporting suite.**

Participate in the Australian Banking Association's Corporate Sustainability Working Group, Investor Group on Climate Change (IGCC) and Expert Advisory Group for the development of Science Based Targets for Financial Institutions, to contribute to the ongoing dialogue around climate change disclosures in the finance sector.

5. Advocate for policies that stimulate investment in climate change solutions

Actively engaged in the Australian Sustainable Finance Initiative and Australian Business Roundtable for Disaster Resilience & Safer Communities and deepened our engagement in New Zealand in the Climate Leaders Coalition and the New Zealand Sustainable Finance Forum.

Undertook a **review of our membership of industry associations**, in line with our Industry Association Principles, with a focus on climate change and energy policy, lobbying and advocacy. The review focused on:

- identifying both alignment and differences between the position Westpac holds on climate and energy policy (as set out in our Climate Action Plan) and the advocacy positions on climate and energy policy taken by key industry associations to which we belong
- assessing the principles by which Westpac engages with industry associations.

The review affirmed Westpac's principles for engagement with industry associations and identified areas of both alignment and variance between Westpac's Climate Action Plan and associations of which we are a member.

SUSTAINABILITY 34 BUILDING A SUSTAINABLE FUTURE WESTPAC GROUP by 2025. to make this commitment, we became achieved through a power purchase in partnership with CDP1, bringing New South Wales, and expected to be businesses who have committed to go from renewable sources CASE STUDY Bomen Solar Farm 100% renewables A highlight during the As one of the first Australian companies The first phase of our transition will be year was committing to a member of RE100, a global leadershipagreement with Bomen Solar Farm, source 100% of our global initiative led by The Climate Group under construction in Wagga Wagga, electricity consumptiontogether the world’s most influentialoperational by mid-2020. 100% renewable. by 2025. 1. A not-for-profit that runs a global disclosure system for investors, companies, cities, states and regions to manage their environmental impacts, formerly known as the Carbon Disclosure Project. Ceri Binding, Head of Energy and Utilities in Westpac Group’s property team, onsite at Bomen Solar Farm.

SUSTAINABILITY
2019 ANNUAL REVIEW & SUSTAINABILITY REPORT
SPOTLIGHT ON HUMAN RIGHTS 35

For detailed information refer to the human rights section in the 2019 Sustainability Performance Report.

Spotlight on human rights.

We believe that respecting and advancing human rights helps us to achieve our vision to help our customers, communities and people to prosper and grow.

Our salient human rights issues.

We prioritise those issues with the biggest adverse impact on people – our salient human rights issues[1]:

	Managing and protecting the privacy rights of individuals	Customer vulnerability	Exclusion and discrimination in employment	Unfair wages and conditions for workers in our value chain
WHAT WE MEAN	Complying with applicable privacy laws and using or disclosing information in ways that individuals would reasonably expect.	Customers in circumstances that make them more susceptible to disadvantage.	Exclusion and discrimination affecting an individual's full participation in employment.	Unfair wages and working conditions impacting worker prosperity, security and standards of living.
WHAT WE ARE DOING	We continue to enhance and uplift our processes in relation to privacy, including to reflect recent regulatory developments such as the Notifiable Data Breach Scheme in Australia and the European Union General Data Protection Regulation.	Established a dedicated 1800 Priority Assist telephone line to provide additional support for customers in vulnerable circumstances.	Formally introduced a new Gender Transition leave policy within our new enterprise agreement.	Westpac New Zealand Limited is the first bank to be accredited as a Living Wage[2] employer in New Zealand, voluntarily adopting the Living Wage.

Taking action on human rights.

2002 Founding signatory to the UN Global Compact

2015 1st Human Rights Position Statement and Action Plan

2016 Established a Group-wide Human Rights Working Group

Commenced reporting against UK Modern Slavery Act (2015)

2017 2nd Human Rights Position Statement and Action Plan

2018 Determined our salient human rights issues

2019 Commenced preparations for the Australian Modern Slavery Act (2018)

2020 Scheduled release of 3rd Human Rights Position Statement and Action Plan

Preparing for reporting in line with the Australian Modern Slavery Act (2018).

With the introduction of the Modern Slavery Act in Australia, we have begun work to embed its requirements into our procurement practices.

We will be publishing our first Australian Slavery and Human Trafficking Statement in 2021, reporting on our activities for the FY20 period.

1. UN language for Human Rights 'at risk of most severe impact through a company's activities and business relationships'.
2. The Living Wage is the hourly rate a worker and his or her family is deemed to need to pay for the necessities of life and actively participate in the community. It is set independently by the New Zealand Family Care Social Policy Unit. At the time of Westpac's accreditation (December 2018) the rate was $20.55 per hour and the minimum wage set by the New Zealand Government was $16.50 per hour. See www.livingwage.org.nz for more information about the Living Wage.

GOVERNANCE 36 BOARD OF DIRECTORS WESTPAC GROUP Board of Directors. 1 LINDSAY MAXSTED DipBus (Gordon), FCA, FAICD Director since March 2008 and Chairman since December 2011. Chairman of the Board Nominations Committee. Member of each of the Board Audit and Board Risk & Compliance Committees. Lindsay was formerly a partner at KPMG Current directorships: Workplace Giving Australia Limited (Chairman) and Spark Investment Holdco Pty Ltd. Other interests: Member of the Advisory Board of IXUP Limited, and advisor to Equifax Australia and New Zealand. 4 EWEN CROUCH AM BEc (Hons.), LLB, FAICD Director since February 2013. Chairman of the Board Risk & Compliance Committee. Member of each of the Board Audit, Board Nominations and Board Remuneration Committees. Scheduled for re-election in December 2019. Ewen was a Partner at Allens from 1988 to 2013, where he was one of Australia’s most accomplished mergers and acquisitions lawyers. He served as a member of the firm’s board for 11 years, including four years as Chairman of Partners. His other roles at Allens included Co-Head Mergers and Acquisitions and Equity Capital Markets, Executive Partner, Asian offices and Deputy Managing Partner. Ewen served as a director of Mission Australia from 1995 and as Chairman from 2009, before retiring in November 2016. From 2010 to 2015, Ewen was a member of the Takeovers Panel. In 2013, Ewen was awarded an Order of Australia in recognition of his significant service to the law as a contributor to legal professional organisations and to the community. Current directorships: Corporate Travel Management Limited (Chairman), BlueScope Steel Limited, Sydney Symphony Orchestra Holdings Pty Limited and Jawun. Other interests: Member of the Commonwealth Remuneration Tribunal, Law Committee of the Australian Institute of Company Directors, Corporations Committee of the Law Council of Australia and ASIC’s Director Advisory Panel. 5 ALISON DEANS BA, MBA, GAICD Director since April 2014. Chairman of the Board Technology Committee. Member of each of the Board Nominations, Board Remuneration and Board Risk & Compliance Committees. Alison has more than 20 years’ experience in senior executive roles focused on building digital businesses and digital transformation across e-commerce, media and financial services. During this time, Alison served as the CEO of eCorp Limited, CEO of Hoyts Cinemas and CEO of eBay, Australia and New Zealand. She was the CEO of a technology-based investment company netus Pty Ltd. Alison was an Independent Director of Social Ventures Australia from September 2007 to April 2013 and a director of kikki.K Holdings Pty Ltd from October 2014 to June 2018. Current directorships: Cochlear Limited, Ramsay Health Care Limited, The Observership Program Limited, SCEGGS Darlinghurst Limited and Deputy Group Pty Ltd. Other interests: Senior Advisor, McKinsey & Company and Investment Committee member of the CSIRO Innovation Fund (Main Sequence Ventures). 6 CRAIG DUNN BCom, FCA Director since June 2015. Chairman of the Board Remuneration Committee. Member of each of the Board Nominations and Board Risk & Compliance Committees. Craig has more than 20 years’ experience in financial services, including as CEO of AMP Limited from 2008 to 2013. Craig was previously a director of Financial Literacy Australia Limited, a Board member of each of the Australian Japanese Business Cooperation Committee, Jobs for New South Wales, and the New South Wales Government’s Financial Services Knowledge and was the CEO of that firm from 2001 to 2007. His principal area of practice prior to his becoming CEO was in the corporate recovery field managing a number of Australia’s largest insolvency/workout/turnaround engagements including Linter Textiles (companies associated with Abraham Goldberg), Bell Publishing Group, Bond Brewing, McEwans Hardware and Brashs. He is also a former Director and Chairman of the Victorian Public Transport Corporation. Current directorships: Transurban Group (Chairman), BHP Group Limited, BHP Group plc, Baker Heart and Diabetes Institute and Align Capital Pty Ltd (Managing Director). 2 BRIAN HARTZER BA, CFA Managing Director & Chief Executive Officer since February 2015. Member of the Board Technology Committee. Brian was appointed Managing Director & Chief Executive Officer in February 2015. Brian joined Westpac as Chief Executive, Australian Financial Services in June 2012, encompassing Westpac Retail & Business Banking, St.George Banking Group and BT Financial Group. Prior to joining Westpac, Brian spent three years in the UK as CEO for Retail, Wealth and Ulster Bank at the Royal Bank of Scotland Group. Prior to that, he spent ten years with Australia and New Zealand Banking Group Limited (ANZ) in Australia in a variety of roles, including his final role as CEO, Australia and Global Segment Lead for Retail and Wealth. Before joining ANZ, Brian spent ten years as a financial services consultant in New York, San Francisco and Melbourne. Current directorships: The Australian National University Business and Industry Advisory Board (Chairman), the Financial Markets Foundation for Children and Australian Banking Association Incorporated. 3 NERIDA CAESAR BCom, MBA, GAICD Director since September 2017. Member of each of the Board Risk & Compliance and Board Technology Committees. Scheduled for re-election in December 2019. Nerida has over 30 years of broad-ranging commercial and business management experience. She was Group Managing Director and Chief Executive Officer, Australia and New Zealand, of Equifax (formerly Veda Group Limited) from February 2011 to June 2017. Nerida is also a former director of Genome.One Pty Ltd and Stone and Chalk Limited. Nerida was formerly Group Managing Director, Telstra Enterprise and Government, responsible for Telstra’s corporate, government and large business customers in Australia as well as the international sales division. Nerida also worked as Group Managing Director, Telstra Wholesale, and, prior to that, held the position of Executive Director Enterprise & Government, where she was responsible for managing products, services, and customer relationships throughout Australia. Nerida also held several senior management and sales positions with IBM within Australia and internationally over a 20-year period, including as Vice President of IBM’s Intel Server Division for the Asia-Pacific region. 11 10 9 8 7 6 5 4 3 2 1

GOVERNANCE 2019 ANNUAL REVIEW & SUSTAINABILITY REPORT 37 For detailed information of the Board skills matrix refer to the Corporate Governance Statement. Hub. He is the former Chairman of Stone and Chalk Limited, and of the Investment and Financial Services Association (now the Financial Services Council). Craig was also a member of the Financial Services Advisory Committee, the Australian Financial Centre Forum, the Consumer and Financial Literacy Taskforce and a Panel member of the Australian Government’s Financial System Inquiry. Current directorships: Telstra Corporation Limited and The Australian Ballet (Chairman). Other interests: Chairman of the International Standards Technical Committee on Blockchain and Distributed Ledger Technologies (ISO/TC 307). Consultant to King & Wood Mallesons. 7 ANITA FUNG BSocSc, MAppFin Director since October 2018. Member of the Board Risk & Compliance Committee. Member of Westpac’s Asia Advisory Board since October 2018. Anita’s career in the banking industry spans over 30 years, including 19 years at HSBC. During her time at HSBC, Anita held a number of senior management roles including Group General Manager, HSBC Group and most recently as Chief Executive Officer, Hong Kong from 2011 to 2015. Prior to joining HSBC, Anita held various positions at Standard Chartered Bank in its Treasury and Capital markets business. Current directorships: Hong Kong Exchanges and Clearing Limited, China Construction Bank Corporation, Hang Lung Properties Limited and Board member of the Airport Authority Hong Kong. Other interests: Member of the Hong Kong Museum Advisory Committee. 8 STEVEN HARKER BEc (Hons.), LLB Director since March 2019. Member of each of the Board Audit and Board Risk & Compliance Committees. Scheduled for re-election in December 2019. Steve has over 35 years of experience in investment banking. Steve was formerly Managing Director and Chief Executive Officer of Morgan Stanley Australia from 1998 to 2016 and then Vice Chairman until February 2019. Prior to joining Morgan Stanley, he spent 15 years with Barclays de Zoete Wedd (BZW, now Barclays Investment Bank). Steve is a former Chairman and Director of Australian Financial Markets Association Limited and a former Director of Investa Property Group. Steve also previously served on the board of the Centre for International Finance and Regulation. He is also a former Guardian of the Future Fund of Australia. Current directorships: The Banking and Finance Oath Limited, The Hunger Project Australia, ASX Refinitiv Charity Foundation, New South Wales Golf Club Foundation Limited and Ascham School Ltd. Other interests: Honorary Treasurer of Ascham School. Prior to his career at ANZ, Peter was a banking and finance, audit and consulting partner at KPMG Peat Marwick. Peter was formerly a Director of ANZ National Bank Limited in New Zealand and various ANZ subsidiaries. Current directorships: ASX Limited, ASX Clearing Corporation Limited, ASX Settlement Corporation Limited and Austraclear Limited. Other interests: Chairman of the Monash University Council’s Resources and Finance Committee. Member of Monash University Council. 10 PETER NASH BCom, FCA, F Fin Director since March 2018. Member of each of the Board Audit and Board Risk & Compliance Committees. Peter was formerly a Senior Partner with KPMG until September 2017, having been admitted to the partnership of KPMG Australia in 1993. He most recently served as the National Chairman of KPMG Australia from 2011 until August 2017, where he was responsible for the overall governance and strategic positioning of KPMG in Australia. In this role, Peter also served as a member of KPMG’s Global and Regional Boards. Peter has experience providing advice on a range of topics including business strategy, risk management, internal controls, business processes and regulatory change. He has also provided both financial and commercial advice to many Government businesses at both a Federal and State level. Peter is a former member of the Business Council of Australia and its Economic and Regulatory Committee. Current directorships: Johns Lyng Group Limited (Chairman), ASX Limited, Mirvac Group, Reconciliation Australia Limited and Golf Victoria Limited. Other interests: Board member of the Koorie Heritage Trust and Migration Council Australia. Member of the University of Melbourne Centre for Contemporary Chinese Studies Advisory Board. 11 MARGARET SEALE BA FAICD Director since March 2019. Member of each of the Board Remuneration and Board Risk & Compliance Committees. Scheduled for re-election in December 2019. Margie has more than 25 years’ experience in senior executive roles in Australia and overseas, including in consumer goods, global publishing, sales and marketing, and the successful transition of traditional business models to digital environments. Prior to her non-executive career, Margie was Managing Director of Random House Australia and New Zealand and President, Asia Development for Random House Inc. Margie is a former Director and then Chair of Penguin Random House Australia Pty Limited, and a former Director of Ramsay Health Care Limited, Bank of Queensland Limited and the Australian Publishers’ Association. She also previously served on the boards of Chief Executive Women (chairing its Scholarship Committee), the Powerhouse Museum, and the Sydney Writers Festival. Current directorships: Scentre Group Limited, Telstra Corporation Limited and Australian Pacific (Holdings) Pty Limited. Other interests: Member of the Australian Public Service Commission Centre for Learning and Leadership Advisory Board. 9 PETER MARRIOTT BEc (Hons.), FCA Director since June 2013. Chairman of the Board Audit Committee. Member of each of the Board Nominations, Board Risk & Compliance and Board Technology Committees. Scheduled for re-election in December 2019. Peter has over 30 years’ experience in senior management roles in the finance industry encompassing international banking, finance and auditing. Peter joined Australia and New Zealand Banking Group Limited (ANZ) in 1993 and held the role of Chief Financial Officer from July 1997 to May 2012. Years Skills matrix1 Strategic and commercial acumen11 Financial services experience 9 11 Financial acumen 9 11 Risk 9 11 Technology 7 11 Governance11 People, culture and conduct 10 11 Executive leadership 10 11 Listed company experience 8 11 International 7 11 Customer focus7 11 Board Diversity 36% Female 64% Male Board Tenure 6-9+ Years 0-3 3-6 Years 1. Number of directors with specific skills identified.

GOVERNANCE 38 EXECUTIVE TEAM WESTPAC GROUP Executive team. 1 BRIAN HARTZER BA, CFA Managing Director & Chief Executive Officer Brian was appointed Managing Director & Chief Executive Officer in February 2015. Brian joined Westpac as Chief Executive, Australian Financial Services in June 2012, encompassing Westpac Retail & Business Banking, St.George Banking Group and BT Financial Group. Brian is a Director of the Australian Banking Association and was formerly the Chairman until December 2015. Prior to joining Westpac, Brian spent three years in the UK as CEO for Retail, Wealth and Ulster Bank at the Royal Bank of Scotland Group. Prior to that, he spent ten years with Australia and New Zealand Banking Group Limited (ANZ) in Australia in a variety of roles, including his final role as CEO, Australia and Global Segment Lead for Retail and Wealth. Before joining ANZ, Brian spent ten years as a financial services consultant in New York, San Francisco and Melbourne. Brian graduated from Princeton University with a degree in European History and is a Chartered Financial Analyst. Lyn has over 27 years’ experience in financial services. Prior to joining Westpac, Lyn held a variety of senior positions at the Commonwealth Bank of Australia including serving as Group Treasurer from 2007 to 2013 and most recently as Executive General Manager, Retail Products & Third Party Banking. She also held senior roles at Barclays Capital in Australia and Citibank in Australia and Asia Pacific, and was CEO of Trading Room (a joint venture between Macquarie Bank and Fairfax). Lyn is a Board member of the Australian Financial Markets Association (AFMA), the Banking & Finance Oath and the Westpac Foundation. She is Chairman of Westpac’s Asia Advisory Board and is also a member of Chief Executive Women. Lyn has a Bachelor of Economics from Macquarie University, is a Senior Fellow of the Financial Services Institute of Australia and is a graduate of the Australian Institute of Company Directors. 4 PETER KING BEc, FCA Chief Financial Officer Peter was appointed Chief Financial Officer in April 2014. Peter has responsibility for Westpac’s Finance, Tax, Treasury and Investor Relations functions. Prior to this appointment, Peter was the Deputy Chief Financial Officer for three years and has held other senior finance positions across the Group, including in Group Finance, Business and Consumer Banking, Business and Technology Services, Treasury and Financial Markets. Peter commenced his career at Deloitte Touche Tohmatsu. He has a Bachelor of Economics from Sydney University and completed the Advanced Management Programme at INSEAD. He is a Fellow of the Institute of Chartered Accountants. 2 CRAIG BRIGHT B.Comp Chief Information Officer Craig was appointed Group Chief Information Officer in December 2018. Craig has more than 30 years’ experience in technology and financial services. He has held divisional CIO roles in retail banking, business banking and investment banking and led complex global scale technology operations. Prior to joining Westpac, Craig was Chief Technology Officer, Global Consumer Bank at Citigroup. He led a division of technology employees executing a cloud and mobile first strategy supporting digital channels and a mix of Citi Smart Banking formats worldwide. Craig has also held senior roles at Barclays in London, National Australia Bank and Ernst & Young. Craig has a Bachelor of Computing from Monash University and a Computer Field Service Certificate from Royal Melbourne Institute of Technology. 5 REBECCA LIM B Econ, LLB (Hons) Group Executive, Legal & Secretariat Rebecca was appointed as a Westpac Group Executive in October 2016 and is responsible for legal and secretariat functions globally. She was appointed Group General Counsel in November 2011 and was Chief Compliance Officer from 2013 to 2017. Rebecca joined Westpac in 2002 and has held a variety of other senior leadership roles including General Manager, Human Resources for St.George Bank and General Manager, St.George Private Clients. Rebecca began her career at Blake Dawson Waldron (now Ashurst) before joining the US firm Skadden Arps where she worked in both New York and London. Rebecca then moved into an in-house role in investment banking at Goldman Sachs in London before returning to Australia and joining Westpac. Rebecca is Deputy Chair of the GC100 Executive Committee and a member of Chief Executive Women. 3 LYN COBLEY BEc, SF FIN, GAICD Chief Executive, Westpac Institutional Bank Lyn was appointed Chief Executive, Westpac Institutional Bank in September 2015. She has responsibility for Westpac’s global relationships with corporate, institutional and government clients as well as all products across financial and capital markets, transactional banking, structured finance and working capital payments. In addition, Lyn oversees Westpac’s International and Pacific Island businesses. 12 11 9 10 8 7 6 5 4 3 1 2

GOVERNANCE 2019 ANNUAL REVIEW & SUSTAINABILITY REPORT 39 6 DAVID LINDBERG HBA (Hons. Economics) Chief Executive, Consumer David was appointed Chief Executive, Consumer in April 2019, responsible for the end to end relationships with consumer customers. This includes all consumer distribution, digital, marketing, banking and insurance products and services under the Westpac, St.George, BankSA, Bank of Melbourne, BT, and RAMS brands. Prior to this appointment, David was Chief Executive, Business Bank from June 2015 managing relationships with business customers for the Westpac, St.George, BankSA and Bank of Melbourne brands. Before this David was Chief Product Officer for the Group’s retail and business products, as well as overseeing the Group’s digital activities. Before joining Westpac in 2012, David was Executive General Manager, Cards, Payments & Retail Strategy at the Commonwealth Bank of Australia. David was also formerly Managing Director, Strategy, Marketing & Customer Segmentation at Australia and New Zealand Banking Group Limited and Vice President and Head of Australia for First Manhattan. Before joining Westpac, David was Director, Capital Markets at Deutsche Morgan Grenfell from 1994. He also established the New Zealand branch of Deutsche Bank and was New Zealand Resident Branch Manager. In 1988, David joined Southpac/ National Bank as a Capital Markets Executive. Prior to this, David worked as a lawyer in private practice and also served as in-house counsel for NatWest NZ from 1985. 11 GARY THURSBY BEc, DipAcc, FCA Chief Operating Officer Gary was appointed Chief Operating Officer in April 2019, having previously been in the role of Group Executive, Strategy & Enterprise Services since October 2016. In addition to leading the Group’s strategy function, his role is designed to support delivery of the Group’s Service Revolution and provide services to support the Group’s operating businesses. Gary’s responsibilities also include banking operations, advice remediation, procurement, property, analytics, and enterprise investments. In addition, Gary oversees the Group’s corporate and business development portfolios. Before joining Westpac in 2008, Gary held a number of senior finance roles at Commonwealth Bank of Australia including Deputy CFO and CFO Retail Bank. Gary has over 20 years’ experience in financial services, covering finance, M&A and large scale program delivery. He commenced his career at Deloitte Touche Tohmatsu. Gary has a Bachelor of Economics and a Post Graduate Diploma in Accounting from Flinders University of South Australia and is a Fellow of the Institute of Chartered Accountants. 9 CHRISTINE PARKER BGDipBus (HRM) Group Executive, Human Resources Christine was appointed to Westpac Group’s Executive Team in October 2011. As Group Executive, Human Resources, Christine leads the HR function for the Group, responsible for strengthening our service oriented and inclusive culture, attracting and retaining the best talent, developing and helping our workforce to grow skills for the future, rewarding and recognising our people and ensuring the health and wellbeing of our people. Christine also oversees the Group’s Customer Advocate function, corporate communications, and supports the CEO and Board on culture and conduct. Christine also has responsibility for Office of the Banking Executive Accountability Regime. Since joining Westpac in 2007, Christine has held a variety of senior leadership roles including Group General Manager, Human Resources and General Manager, Human Resources for Westpac New Zealand Limited. Before joining Westpac, Christine held senior HR roles in a number of high profile organisations and across a range of industries, including Carter Holt Harvey and Restaurant Brands New Zealand. Christine was previously a Director of Women’s Community Shelters and is a current member of the Chief Executive Women, Governor of St.George Foundation and member of the Veterans’ Employment Industry Advisory Committee. 7 CAROLYN MCCANN BBus (Com), BA, GradDipAppFin, GAICD Group Executive, Customer & Corporate Relations Carolyn was appointed as Westpac’s Group Executive, Customer & Corporate Relations in June 2018. This division brings together management of the Group’s customer resolution and reporting, alongside our corporate affairs, communications and sustainability functions, recognising the importance of setting high service standards and quickly resolving customer issues in managing the Group’s relationship with its customers. Carolyn joined the Westpac Group in 2013, as General Manager, Corporate Affairs & Sustainability, during which time she played an instrumental role in leading the Group’s bicentenary program, including the launch of the $100 million Westpac Scholars Trust (formerly known as the Westpac Bicentennial Foundation). Prior to joining Westpac, Carolyn spent 13 years at Insurance Australia Group in various positions, including Group General Manager, Corporate Affairs & Investor Relations. Carolyn began her career in consulting and has extensive experience in financial services. 12 ALASTAIR WELSH MBA, BCA, CA Acting Chief Executive, Business Alastair was appointed Acting Chief Executive, Business in April 2019. The Business division leads relationships with Australia’s small, commercial, corporate and agri businesses providing a wide range of banking services and support across Westpac, St George, BankSA, Bank of Melbourne and Capital Finance brands. The division also supports customers’ wealth and investment needs including Private Wealth, Superannuation, Platforms, Investments and Operations businesses through all of our brands. Alastair holds more than 30 years’ experience in banking in the UK, New Zealand and Australia. Since joining Westpac NZ in 1992, he has held a variety of roles from relationship management through to leadership positions for Small Business Banking, BT Financial Group and Group Customer Transformation. Prior to this appointment, Alastair was General Manager for the Westpac Commercial Business Bank. 10 DAVID STEPHEN BBus Chief Risk Officer David was appointed Chief Risk Officer in October 2018, with responsibility for risk management and compliance activities across the Group. Prior to this, David was the Chief Risk Officer for Royal Bank of Scotland (RBS) from 2013, having first joined RBS in 2010 as the Deputy Chief Risk Officer. David has also previously held other senior roles at both retail and investment banks in the UK, USA, Hong Kong and Australia, including serving as Chief Risk Officer at ANZ and Chief Credit Officer at Credit Suisse Financial Products. David has a Bachelor of Business in Banking and Finance from Monash University and is a Board member of both the International Financial Risk Institute and the Financial Services Institute of Australia (FINSIA). 8 DAVID MCLEAN LLB (Hons.) Chief Executive Officer, Westpac New Zealand David was appointed Chief Executive Officer, Westpac New Zealand in February 2015. Since joining Westpac in February 1999, David has held a number of senior roles, including Head of Debt Capital Markets New Zealand, General Manager, Private, Wealth and Insurance New Zealand and Head of Westpac Institutional Bank New Zealand, and most recently, Managing Director of the Westpac New York branch.

GOVERNANCE 40 REMUNERATION WESTPAC GROUP Remuneration reflects performance. We have made significant changes to executive remuneration this year to respond to shareholder feedback received on the 2018 Remuneration Report. Westpac’s 2019 performance is discussed in detail in both the Chairman’s report and the CEO’s annual letter in this Review. The 2019 variable reward outcomes reflect Group, divisional and individual performance and risk outcomes. This includes through 2019 Short Term Variable Reward (STVR) outcomes that are below target (and in some cases zero) and the lapsing of 2016 Long Term Variable Reward (LTVR). Following the first strike received against our 2018 Remuneration Report at last year’s Annual General Meeting, we have increased engagement with shareholders to better understand their views. As a result of this feedback, along with the Board’s own assessment, we have implemented a number of changes to remuneration, including: • A reduction to the 2020 total target remuneration of 23% for the CEO and 12.5% for Group Executives; • The introduction of clawback as an additional adjustment tool to recover (to the extent legally permissable) deferred variable reward after it has vested in certain limited circumstances (such as serious misconduct or other conduct that resulted in, or would justify, termination of employment). Clawback will apply to variable remuneration awarded in respect of performance periods commencing on or after 1 October 2019 where the conduct warranting clawback occurs after this date. • The removal of the use of a fair value allocation methodology to determine the number of performance share rights issued to the CEO and Group Executives. 2019 remuneration outcomes, summarised on the opposite page, reflect performance against the 2019 scorecard and the Board’s discretion to adjust variable remuneration outcomes for the CEO and Group Executives. 2019 remuneration outcomes – snapshot compliance matters that impacted t, Chief Executive Officer The CEO recommended to the Board that he forego his STVR for this year. The Board separately considered the matter and determined that a zero STVR outcome for 2019 for the CEO was appropriate to reflect accountability for poor non-financial risk and financial outcomes, as well as some poor customer outcomes, including those highlighted at the Royal Commission. The 2016 LTVR lapsed in full because the relative TSR and cash EPS performance hurdles were not achieved. The CEO has not received a share-based payment under the LTVR for four consecutive years, equating to $15.96 million worth of lapsed performance share rights over that period. This result is aligned with shareholder outcomes over the period. In 2019, the CEO received $2.69 million in fixed remuneration and $1.33 million in deferred STVR awarded in prior years that vested during the year, equalling $4.02 million in total realised remuneration (i.e. take-home pay). This outcome is 33% of the maximum remuneration he could have received for the year. The CEO has not received a total target remuneration increase since his appointment in 2015. Group Executives Group Executives received between 0% and 83% of their 2019 STVR target opportunity. The 2016 LTVR lapsed in full because the relative TSR and cash EPS performance hurdles were not achieved. The 2019 STVR scorecard outcome for non-financial risk measures was reduced to zero for Group Executives. In addition, downward remuneration adjustments were applied to two Group Executives and two former Group Executives in response to material risk and the Group, in some instances reducing 2019 STVR outcomes to zero. Many of these adjustments related to events from prior periods which have continued to develop and, in some cases, for which material remediation costs were accounted for in 2019. In addition, the Board exercised its discretion to apply downward adjustments to a portion of deferred STVR awarded in prior years for two former Group Executives. All employees The 2019 Group variable reward pool for all employees was reduced by $126 million from 2018 to align with Group performance. Downward remuneration adjustments to STVR outcomes were approved for 13 General Managers in response to material risk and compliance matters impacting the Group, ranging from 10% to 100%. Directors Non-executive Director base fees were reduced by 20% for all current Non-executive Directors for the 2019 financial year as a one-off measure. For more information, see the 2019 Remuneration Report, part of Westpac’s 2019 Annual Repor online at www.westpac.com.au /2019annualreport

GOVERNANCE 2019 ANNUAL REVIEW & SUSTAINABILITY REPORT 41 CEO and senior executive remuneration Westpac’s remuneration strategy is designed to attract and retain talented employees by rewarding them for achieving high performance and delivering superior long-term results for our customers and shareholders, while adhering to sound risk management and governance principles. SENIOR EXECUTIVE TEAM: REMUNERATION REALISED DURING 2019 ($) 1. Fixed remuneration is the total cost of salary, salary sacrificed benefits (including motor vehicles, parking and associated FBT) and an accrual for annual leave entitlements. 2. Cash STVR awarded represents 50% of the 2019 STVR outcome and will be paid in December 2019. The remaining 50% is deferred in the form of equity granted in December 2019 which will vest in equal tranches in October 2020 and October 2021 subject to continued service and adjustment. 3. Prior year deferred STVR vested in 2019 represents 25% of 2017 and 2018 STVR outcomes awarded as deferred equity vested in 2019. 4. Prior year LTVR vested in 2019 represents the equity awarded under the 2016 LTVR plan which vested in 2019. 5. Total remuneration realised is the addition of the prior columns. 6. The maximum value of remuneration foregone includes cash STVR not awarded in respect of the year (based on the maximum STVR opportunity) and deferred STVR and LTVR awarded in prior years that was forfeited, adjusted or lapsed during the year. 7. Craig Bright commenced in his KMP role on 4 December 2018. 8. David Lindberg was the Chief Executive, Business Bank until 1 April 2019 when he was appointed as the Chief Executive, Consumer. 9. Gary Thursby’s role and title changed from Group Executive, Strategy & Enterprise Services to Chief Operating Officer on 1 April 2019. 10. Alastair Welsh commenced in his KMP role on 1 April 2019. 11. Brad Cooper ceased in his KMP role on 1 April 2019. 12. Dave Curran ceased in his KMP role on 4 December 2018 and was not eligible to receive STVR in 2019. 13. George Frazis ceased in his KMP role on 1 April 2019. Non-executive Director Remuneration Westpac’s Non-executive Director remuneration strategy is designed to attract and retain experienced, qualified Board members and remunerate them appropriately for their time and expertise. The base fees paid to the Chairman and other Non-executive Directors were reduced by 20% for 2019 as a one-off measure. The reduction was applied to all current Non-executive Directors in recognition of the collective accountability as the Board of Westpac for customer outcomes highlighted by the Royal Commission, shareholder sentiment leading to the first strike at the 2018 Annual General Meeting and significant non-financial risk matters. BOARD OF DIRECTORS: REMUNERATION RECEIVED DURING 2019 ($) 1. Includes fees paid to the Chairman and members of Board Committees. 2. Non-monetary benefits are determined on the basis of the cost to the Group (including associated fringe benefits tax (FBT), where applicable) and include provision of taxation advice. 3. Steve Harker commenced in his KMP role on 1 March 2019. 4. Margaret Seale commenced in her KMP role on 1 March 2019. 5. Peter Hawkins retired on 12 December 2018 following the completion of the 2018 Annual General Meeting. Name Position Westpac Banking Subsidiary Corporation and Advisory Non-monetary Board fee1Board fees benefits2 SuperannuationTotal Lindsay MaxstedChairman 648,000––20,658 668,658 Nerida Caesar Director 232,000 ––20,658252,658 Ewen Crouch Director 323,000 ––20,658343,658 Alison Deans Director 276,200 ––20,658296,858 Craig DunnDirector 275,800 ––20,658296,458 Anita FungDirector 212,000 83,146 6,30020,658322,104 Steven Harker3 Director 123,667 ––11,972135,639 Peter Marriott Director 302,400 ––20,658323,058 Peter Nash Director 244,000 ––20,658264,658 Margaret Seale4 Director 123,667––11,972135,639 Peter Hawkins5Director 64,3757,241–4,24875,864 Total Total remuneration Fixed Cash STVR Prior year Prior year remuneration foregone remunerationawarded deferred STVR LTVR vested realised (maximum) Name Position during 20191for 20192 vested in 20193 in 20194in 20195 in 20196 Brian Hartzer Managing Director & Chief Executive Officer 2,686,000 0 1,329,00004,015,0008,095,500 Craig Bright7 Chief Information Officer 1,008,276381,000 ––1,389,276 307,500 Lyn Cobley Chief Executive, Westpac Institutional Bank 1,122,001338,500582,000 –2,042,5013,211,000 Peter King Chief Financial Officer 1,288,000326,500 601,0000 2,215,5002,953,500 Rebecca Lim Group Executive, Legal & Secretariat950,000262,500 409,00001,621,500 805,000 David Lindberg8 Chief Executive, Consumer 1,124,000125,000 516,000 0 1,765,0002,759,000 Carolyn McCannGroup Executive, Customer & Corporate Relations 740,000194,500 260,00001,194,500702,750 David McLeanChief Executive Officer, Westpac New Zealand 1,028,900426,975538,0000 1,993,875 2,274,700 Christine ParkerGroup Executive, Human Resources884,000 315,000 501,00001,700,0002,165,000 David StephenChief Risk Officer 1,800,000466,000 ––2,266,000 546,500 Gary Thursby9 Chief Operating Officer 900,000315,000 467,0000 1,682,0001,082,000 Alastair Welsh10Acting Chief Executive, Business 401,533135,000––536,533 165,000 Brad Cooper11Chief Executive Officer, BT Financial Group 553,3710615,00001,168,3713,127,000 Dave Curran12Chief Information Officer 189,801–571,0000760,8012,156,000 George Frazis13Chief Executive, Consumer Bank 577,2030 701,00001,278,203 3,006,000

42 FIVE YEAR SUMMARY WESTPAC GROUP

Five-year summary.

Financial and other information[1]
(in $millions unless otherwise indicated)

	2019	2018	2017	2016	2015
Income statements for the years ended 30 September[1]					
Net interest income	16,907	16,505	15,516	15,148	14,267
Non-interest income	3,742	5,502	6,134	5,693	7,241
Net operating income before operating expenses and impairment charges	20,649	22,007	21,650	20,841	21,508
Operating expenses	(10,106)	(9,566)	(9,282)	(9,073)	(9,339)
Impairment charges	(794)	(710)	(853)	(1,124)	(753)
Profit before income tax	9,749	11,731	11,515	10,644	11,416
Income tax expense	(2,959)	(3,632)	(3,518)	(3,184)	(3,348)
Profit attributable to non-controlling interests	(6)	(4)	(7)	(15)	(56)
Net profit attributable to owners of Westpac Banking Corporation	6,784	8,095	7,990	7,445	8,012
Cash earnings adjustments	65	(30)	72	377	(192)
Cash earnings[2]	6,849	8,065	8,062	7,822	7,820
Balance sheet as at 30 September[1]					
Total assets	906,626	879,592	851,875	839,202	812,156
Total shareholders' equity and non-controlling interests	65,507	64,573	61,342	58,181	53,915
Business performance					
Operating expenses to operating income ratio (%)	48.94	43.47	42.87	43.53	43.42
Net interest margin (%)	2.12	2.13	2.06	2.10	2.09
Capital adequacy					
Common equity tier 1 capital ratio – APRA Basel III (%)	10.7	10.6	10.6	9.5	9.5
Tier 1 capital ratio (%)	12.8	12.8	12.7	11.2	11.4
Total capital ratio (%)	15.6	14.7	14.8	13.1	13.3
Total equity to total assets (%)	7.2	7.3	7.2	6.9	6.6
Credit quality					
Net impaired assets to equity and collectively assessed provisions (%)[5]	1.43	1.14	1.29	1.79	1.80
Total provisions for expected credit losses/impairment on loans and credit commitments to total loans (basis points)	54	43	45	54	53
Key financial ratios					
Shareholder value					
Dividends per ordinary share (cents)	174	188	188	188	187
Dividend payout ratio (%)[3]	88.8	79.5	79.3	84.2	73.4
Dividend payout ratio – cash earnings (%)[3]	88.1	79.9	78.7	80.3	75.4
Cash earnings to average ordinary equity (%)	10.8	13.0	13.8	14.0	15.8
Cash earnings per share (cents)	198.2	236.2	239.7	235.5	248.2
Net tangible assets per ordinary share[4] ($)	15.36	15.39	14.66	13.90	13.02
Closing share price as at 30 September ($)	29.64	27.93	31.92	29.51	29.70

1. The Summary Income Statement and the Balance Sheet information and key financial ratios (excluding cash ratios) have been extracted from the Westpac 2019 audited Annual Report. For more detail please refer to the Westpac 2019 Annual Report, available at www.westpac.com.au/investorcentre. Where accounting classifications have changed or where changes in accounting policy are adopted retrospectively, comparatives have been revised and may differ from results previously reported.
2. Cash earnings is viewed as a measure of the level of profit that is generated by ongoing operations and is therefore considered in assessing distributions, including dividends. For more detail refer to the Westpac 2019 Annual Report.
3. Adjusted for Treasury shares.
4. Total equity attributable to owners of Westpac Banking Corporation, after deducting intangible assets divided by the number of ordinary shares outstanding, less Treasury shares held.
5. Provisions for expected credit losses (ECL) for the 30 September 2019 year end have been determined based on AASB 9 *Financial Instruments (December 2014)*. Comparatives based on AASB 139 *Financial Instruments: Recognition and Measurement* have not been restated. Refer to Note 1 and Note 13 to the financial statements for further details.

2019 ANNUAL REVIEW & SUSTAINABILITY REPORT 43

Non-financial summary[1, 2]

	2019	2018	2017	2016	2015
Customer					
Total customers (millions)	14.2	14.2	13.9	13.4	13.2
Digitally active customers (millions)	5.8	5.6	5.3	4.9	4.9
Branches	1,143	1,204	1,251	1,310	1,429
Branches with 24/7 capability (%)	35	33	29	27	22
ATMs	2,847	3,222	3,665	3,757	3,850
Smart ATMs (%)	54	47	44	37	31
Change in consumer complaints (%) – Australia[3]	94	12	(18)	(31)	(28)
Change in consumer complaints (%) – NZ	2	(16)	(21)	(7)	(18)
Employees					
Total employees (full-time equivalent)	33,288	35,029	35,096	35,580	35,484
Employee voluntary attrition (%)	10.3	10.0	9.6	10.6	10.6
New starter retention (%)	84.5	84.1	84.7	85.5	85.3
Employee Commitment Index (%)	71	73	76	–	–
Lost Time Injury Frequency Rate (LTIFR)	0.4	0.4	0.6	0.8	0.8
Women as percentage of the total workforce (%)	58	57	58	58	59
Women in leadership (%)	50	50	50	48	46
Environment					
Total Scope 1 and 2 emissions (tonnes CO_2-e)	121,168	128,339	134,237	156,701	175,806
Total Scope 3 emissions (tonnes CO_2-e)	62,242	65,783	68,830	63,347	68,484
Paper consumption – Aust and NZ (tonnes)	1,812	2,161	2,706	3,304	4,857
Sustainable lending and investment					
Climate change solutions attributable financing – Aust and NZ ($millions)	9,263	9,113	6,979	6,193	6,054
Proportion of electricity generation financing in renewables including hydro – Aust and NZ (%)	75	71	65	59	61
Electricity generation portfolio emissions intensity (tonnes CO_2-e/MWh)	0.26	0.28	0.36	0.38	0.38
Finance assessed under the Equator Principles – Group ($millions)	454	773	891	617	1,065
Social impact					
Community investment excluding commercial sponsorship ($millions)	130	128	164	148	149
Community investment as a percentage of pre-tax profits – Group (%)	1.33	1.09	1.42	1.39	1.30
Community investment as a percentage of pre-tax operating profit (cash earnings basis)	1.32	1.10	1.41	1.32	1.33
Financial education (participants)	619,995	133,844	112,263	59,596	65,538
Supply chain					
Number of suppliers assessed against Responsible Sourcing Code of Conduct	98	100	31	–	–
Spend with Indigenous Australian suppliers – Australia ($millions)	3.6	3.8	2.8	1.7	1.2

1. Definitions and further information on metrics is available in the 2019 Westpac Annual Report and online at www.westpac.com.au/investorcentre
2. An expanded set of performance metrics for employees, customers, sustainable lending and investment, environment, supplier and social and economic impact are available in 2019 Westpac Sustainability Performance Report and online www.westpac.com.au/sustainability
3. Change in trend reflects updates to our complaints policy and standard which now requires people to log all complaints, even if they are resolved within 5 days.

44 FINANCIAL CALENDAR WESTPAC GROUP

Financial calendar & contact information.

Financial calendar for Westpac Ordinary Shares

Record date for final dividend
13 November 2019

Annual General Meeting
12 December 2019

Final dividend payable
20 December 2019

Financial half year end
31 March 2020

Interim results and dividend announcement
4 May 2020

Record date for interim dividend
15 May 2020

Interim dividend payable
25 June 2020

Financial year end
30 September 2020

Contact information

Head Office
275 Kent Street
Sydney NSW 2000 Australia
Tel: +61 2 9155 7713
Fax: +61 2 8253 4128
International tel: +61 2 9806 4032

Share Registrar
Link Market Services Limited
Level 12, 680 George Street
Sydney NSW 2000 Australia
Mail: Locked Bag A6015
Sydney South NSW 1235 Australia
Tel: +61 1800 804 255
Fax: +61 2 9287 0303
Email: westpac@linkmarketservices.com.au
www.linkmarketservices.com.au

Westpac Investor Relations
Email: investorrelations@westpac.com.au
Tel: +61 2 8253 3143
www.westpac.com.au/investorcentre

Westpac Group Sustainability
For questions and comments on our sustainability performance:
Email: sustainability@westpac.com.au
www.westpac.com.au/sustainability

Assurance

Our adherence to the GRI G4 Sustainability Reporting Guidelines and disclosures associated with alignment to the AA1000 AccountAbility Principles Standard have been independently assured by PricewaterhouseCoopers (PwC). For further information please refer to the detailed assurance statement available in the 2019 Sustainability Performance Report at www.westpac.com.au/sustainability.

For information on our compliance with International Agreements, including the United Nations Global Compact and Declaration on Human Rights, contact the General Manager of Group Corporate Affairs & Sustainability via Westpac Group Sustainability, details above.

Westpac Group's 2019 Reporting Suite

Westpac's full 2019 reporting suite includes the Group's Annual Report, Full Year Financial Results, Investor Discussion Pack, Annual Review and Sustainability Report, Sustainability Performance Report, Pillar 3 Report and other shareholder information including a financial calendar. For details, visit the Investor Centre at www.westpac.com.au/investorcentre.


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